Exhibit 10.01

CREDIT AGREEMENT

DATED AS OF MARCH 30, 2017

by and among

MONOGRAM RESIDENTIAL FACILITY I, LLC,

AS THE BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS THE AGENT,

JPMORGAN CHASE BANK, N.A., AND COMPASS BANK,

AS CO-SYNDICATION AGENTS,

REGIONS BANK,

AS DOCUMENTATION AGENT,

AND

KEYBANC CAPITAL MARKETS INC., JPMORGAN CHASE BANK, N.A., AND COMPASS BANK, AS CO-LEAD ARRANGERS AND BOOK RUNNERS

			Page
§1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	§1.1	Definitions	1
	§1.2	Rules of Interpretation	30
	§1.3	Financial Attributes of Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries	31
§2.	THE CREDIT FACILITY		32
	§2.1	Revolving Credit Loans	32
	§2.2	Commitment to Lend Term Loan	33
	§2.3	Unused Fee	33
	§2.4	Reduction and Termination of the Revolving Credit Commitments	33
	§2.5	Intentionally Omitted	34
	§2.6	Interest on Loans	34
	§2.7	Requests for Revolving Credit Loans	34
	§2.8	Funds for Loans	35
	§2.9	Use of Proceeds	36
	§2.10	Letters of Credit	36
	§2.11	Increase in Total Commitment	40
	§2.12	Extension of Revolving Credit Maturity Date	43
	§2.13	Defaulting Lenders	44
§3.	REPAYMENT OF THE LOANS		47
	§3.1	No Regularly Scheduled Amortization Payments; Stated Maturity	47
	§3.2	Mandatory Prepayments	47
	§3.3	Optional Prepayments	48
	§3.4	Partial Prepayments	48
	§3.5	Effect of Prepayments	49
§4.	CERTAIN GENERAL PROVISIONS		49
	§4.1	Conversion Options	49
	§4.2	Fees	48
	§4.3	Funds for Payments	48
	§4.4	Computations	54
	§4.5	Suspension of LIBOR Rate Loans	55
	§4.6	Illegality	55
	§4.7	Additional Interest	55
	§4.8	Additional Costs, Etc.	56
	§4.9	Capital Adequacy	56
	§4.10	Breakage Costs	57
	§4.11	Default Interest; Late Charge	57
	§4.12	Certificate	57
	§4.13	Limitation on Interest	57
	§4.14	Certain Provisions Relating to Increased Costs	58
§5.	APPRAISALS		59
	§5.1	Appraisals; Adjusted Value.	59
	§5.2	Unsecured Obligations	60
	§5.3	Subsidiary Guarantors	60

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EXHIBITS AND SCHEDULES

Exhibit A	FORM OF JOINDER AGREEMENT

Exhibit B	FORM OF REVOLVING CREDIT NOTE

Exhibit C	FORM OF TERM LOAN NOTE

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	FORM OF LETTER OF CREDIT REQUEST

Exhibit F	FORM OF LETTER OF CREDIT APPLICATION

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF UNENCUMBERED POOL CERTIFICATE

Exhibit I	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibits J	FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

Exhibits K	FORM OF WATERFALL CALCULATIONS

Exhibits L	FORM OF RESIDUAL DEVELOPER CERTIFICATE

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.3	INITIAL UNENCUMBERED POOL PROPERTIES

Schedule 5.3	UNENCUMBERED POOL QUALIFICATION DOCUMENTS

Schedule 6.3	TITLE TO PROPERTIES

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.6	TRADEMARKS, TRADENAMES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX STATUS

Schedule 6.14	CERTAIN TRANSACTIONS

Schedule 6.20(a)	SUBSIDIARIES OF BORROWER

Schedule 6.20(b)	UNCONSOLIDATED AFFILIATES OF BORROWER AND ITS SUBSIDIARIES

Schedule 6.21(c)	SUB-REIT PREFERRED EQUITY

Schedule 6.22	PROPERTY

Schedule 6.24	OTHER DEBT

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of March 30, 2017, by and among MONOGRAM RESIDENTIAL FACILITY I, LLC, a Delaware limited liability company (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), JPMORGAN CHASE BANK, N.A., and COMPASS BANK, as Co-Syndication Agents, REGIONS BANK, as Documentation Agent, and KEYBANC CAPITAL MARKETS, INC. (“KCM”), JPMORGAN CHASE BANK, N.A. (“JPMS”) and COMPASS BANK (“Compass”), as Co-Lead Arrangers and Book Runners.

R E C I T A L S

WHEREAS, the Borrower has requested that the Lenders provide a term loan and revolving credit facility to the Borrower; and

WHEREAS, the Agent and the Lenders are willing to provide such term loan and revolving credit facility to the Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.                               DEFINITIONS AND RULES OF INTERPRETATION.

§1.1        Definitions.  The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice.  See §2.11(a).

Additional Guarantor.  Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.3.

Adjusted Net Operating Income.  On any date of determination for the applicable Real Estate and with respect to any period, the sum of (i) Net Operating Income from such Real Estate for such period, less (ii) the Capital Reserves for such period.

Affected Lender.  See §4.14.

Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company.  For the avoidance of doubt, no Developer is or shall be deemed to be an Affiliate of Borrower or any Affiliate of Borrower.

Agent.  KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel.  Dentons US LLP or such other counsel as selected by the Agent.

Agreement.  This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  See §4.2.

Applicable Law.  All applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Margin.  On any date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be a percentage per annum as set forth below:

Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
2.25%	1.25%

Appraisal.  An MAI appraisal of the value of Real Estate, determined on an “as-is” value basis, performed by an independent nationally-recognized appraisal firm (or as otherwise approved by Agent if such appraisal firm is not of national standing), in accordance with the Appraisal Foundation’s Uniform Standards of Professional Appraisal Practices and by personnel who (i) are members of the Appraisal Institute and have the MAI designation and (ii) are not employees of Borrower or any of its Affiliates, the Agent or a Lender.  Agent acknowledges and agrees that Altus Group is an approved appraiser for all purposes hereunder. Agent shall have the right to reasonably disapprove any Appraisal pursuant to §5.1(c).  Agent acknowledges and agrees that the Appraisal(s) delivered to Agent by Altus Group prior to the date of this Agreement in respect of the Real Estate are reasonably acceptable to Agent and have been accepted for all purposes hereunder on and as of the Closing Date.

Appraised Value.  The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate; provided that the Appraised Value of any parcel of

Real Estate for which the most recent appraisal is older than thirteen (13) months shall be deemed to be zero.

Arrangers. Collectively, KCM, JPMS and Compass.

Assignment and Acceptance Agreement.  See §18.1.

Authorized Monogram Officer.  The chief executive officer, the chief financial officer, chief accounting officer, or treasurer of Borrower, Monogram Facility Manager or Monogram Parent or Monogram REIT, as applicable.

Authorized Officer.  Any of the following Persons with respect to the Borrower or any Subsidiary of Borrower: the chief executive officer, the president, the chief financial officer, the chief accounting officer, any executive vice president, treasurer or assistant treasurer of Borrower and such other Persons as the Borrower shall designate in a written notice to the Agent.

Bail-In Action.  The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation.  With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date.  December 31, 2016.

Bankruptcy Code.  Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate.  The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, (c) LIBOR for an Interest Period of one (1) month plus one percent (1.0%), and (d) one percent (1.0%).  The Base Rate is a reference rate used by the lender acting as Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the lender acting as the Agent or any other lender on any extension of credit to any debtor.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans.  Collectively, the Revolving Credit Base Rate Loans and the Term Base Rate Loans, bearing interest by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Breakage Costs.  The cost to any Lender of re-employing funds bearing interest at LIBOR incurred in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan, but excluding from such calculations in all cases loss of margin.

Building.  With respect to any Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day.  Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve.  For any period, an amount equal to the sum of (i) $200 per apartment unit multiplied by (b) the number of days in such period divided by three hundred sixty-five (365).  Capital Reserves will be calculated by including Borrower’s Equity Percentage of apartment units of its Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries.

Capitalized Lease.  With respect to any applicable lessee or obligor, a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

CERCLA.  The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Certificate of Occupancy.  A certificate of occupancy, or equivalent thereof, issued by the applicable Governmental Authority to the Borrower or the Subsidiary of Borrower which owns such Real Estate evidencing the substantial completion of the Real Estate which is the subject thereof and permitting the use and occupancy of the Buildings on such Real Estate (including, without limitation, all residential units located therein). Such Certificate of Occupancy may be issued on a temporary or conditional basis subject to the completion of certain ancillary improvements, landscaping or “punch list” items, provided that the same does not prohibit occupancy of any residential units located on such Real Estate.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control.  A Change of Control shall exist upon the occurrence of any of the following:

(a)           any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of Monogram REIT equal to at least twenty-five percent (25%); or

(b)           as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of Monogram REIT consists of individuals who were not either (i) directors or trustees of Monogram REIT as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of Monogram REIT of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of Monogram REIT which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above; or

(c)           Monogram REIT fails to (i) own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least seventy-five percent (75%) of the economic, voting and beneficial interest of Monogram Parent, or (ii) control the Monogram Parent; or

(d)           Monogram Parent fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one-hundred percent (100%) of the economic, voting and beneficial interest of the Monogram Facility Manager, or (ii) control the Monogram Facility Manager as its sole member and/or manager;

(e)           Monogram Facility Manager fails to (i) directly own, free of any lien, encumbrance or other adverse claim, at least forty percent (40%) of the economic, voting and beneficial interest of the Borrower, (ii) control the Borrower, or (iii) be sole managing member of Borrower; or

(f)            PGGM Parent fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, all of the economic, voting and beneficial interest of the Borrower except for the interest held by Monogram Facility Manager; or

(g)           Monogram Parent fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, one-hundred percent (100%) of the economic, voting and beneficial interest of REIT MP GP, or (ii) control REIT MP GP as its sole member and/or manager; or

(h)           REIT MP GP fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one percent (1%) of the general partnership interest in PGGM Parent, or (ii) control PGGM Parent as its sole general partner; or

(i)            PGGM fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least ninety-nine percent (99%) of the limited partnership interests in PGGM Parent; or

(j)            the Borrower fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than any Lien of the Agent granted pursuant to the Loan Documents), all of the economic, voting and beneficial interest of (x) each Unencumbered Pool Property Owner, (y) each Developer JV, and (z) each other Subsidiary of Borrower owning a direct or indirect economic, voting or beneficial interest in each Unencumbered Pool Property Owner, subject, in each case, only to any Residual Developer Interests or Sub-REIT Preferred Equity Interests permitted under this Agreement, (ii) control any of such Persons referred to the foregoing clauses (x) and (z), or (iii) be the sole general partner of any Developer JV.

Closing Date.  The date of this Agreement.

Code.  The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral Account.  A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Commitment.  With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, and (b) the Term Loan Commitment of such Lender, in the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans to the Borrower  and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase.  An increase in the Total Revolving Credit Commitment and/or the Total Term Loan Commitment pursuant to §2.11.

Commitment Increase Date.  See §2.11(a).

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act.  The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Communications.  See §7.4.

Compliance Certificate.  See §7.4(c).

Compass Bank.  As defined in the preamble hereto.

Connection Income Taxes.  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Contribution Agreement.  The Contribution Agreement dated as of even date herewith among the Borrower, Monogram Parent and the Subsidiary Guarantors that are a party thereto as of the Closing Date, and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Default.  See §12.1.

Default Rate.  See §4.11.

Defaulting Lender.  Any Lender that, as reasonably determined by the Agent, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect unless with respect to this clause (b), such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three (3) Business Days after request by the Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Agent and the Borrower that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s and Borrower’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person).  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract.  Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value.  In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Designated Person.  See §6.31.

Developer.  Any third-party developer unaffiliated with Borrower which holds a Residual Developer Interest.

Developer JV.  Any joint venture entity directly or indirectly owning an Unencumbered Pool Property in which a Developer holds a Residual Developer Interest.  For the avoidance of doubt, if a Developer JV directly owns an Unencumbered Pool Property, such Developer JV shall also be an Unencumbered Pool Property Owner hereunder.

Directions.  See §14.15.

Distribution.  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding.  Distributions from any Subsidiary of the Borrower to, directly or indirectly, the Borrower shall be excluded from this definition.

Documentation Agent.  Regions Bank, but only in the event that, and for so long as, Regions Bank is a Lender.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, is converted in accordance with §4.1, or for purposes of §2.6(b) and §2.6(d), is continued as a LIBOR Rate Loan, in accordance with §4.1.

EEA Financial Institution.  (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country.  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority.  Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic System.  See §7.4.

Eligible Real Estate.  Real Estate which at all times satisfies the following requirements:

(a)           which is wholly owned in fee by Borrower or a Wholly-Owned Subsidiary of Borrower, or any other Subsidiary of Borrower that would be a Wholly-Owned Subsidiary of Borrower in the absence of any Residual Developer Interests;

(b)           which is located within the forty-eight (48) continental States or Commonwealths of the United States or the District of Columbia;

(c)           which is improved by an income-producing Multifamily Property, the development of which has been substantially completed, as evidenced by the issuance of a Certificate of Occupancy, within the prior eight (8) years of the date of inclusion of such Real Estate as an Unencumbered Pool Property, and which has a stabilized occupancy of at least eighty-five percent (85%) for the most recently ended month prior to the inclusion of such Real Estate as an Unencumbered Pool Property;

(d)           as to which all of the representations set forth in §6 of this Agreement concerning such Real Estate are true and correct;

(e)           intentionally omitted; and

(f)            as to which the Agent has received (i) an Appraisal of such Real Estate and, in the event Agent reasonably disapproves such Appraisal pursuant to §5.1(c), Agent shall have received a Replacement Appraisal of such Real Estate, which Appraisal or Replacement Appraisal (if obtained by Agent pursuant to §5.1(c)) shall (X) be dated not more than one hundred eighty (180) days prior to the inclusion of such Real Estate as an Unencumbered Pool Asset, and (Y) have been received by Agent at least fifteen (15) days prior to the proposed date for the inclusion of such Real Estate in the calculation for Unencumbered Pool Availability, and (ii) all of the Unencumbered Pool Qualification Documents required by the Agent, or will receive them prior to the inclusion of such Real Estate as an Unencumbered Pool Property, each of which Unencumbered Pool Qualification Documents shall be in form and substance reasonably satisfactory to the Agent.

Employee Benefit Plan.  Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer.  Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws.  As defined in the Indemnity Agreement.

Environmental Reports.  See §6.19.

EPA.  See §6.19(b).

Equity Interests.  With respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Percentage.  The aggregate direct and indirect ownership percentage of Borrower in each Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary, which shall be calculated as Borrower’s direct or indirect share of distributable cash of such Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary as reasonably determined by the Borrower based on Borrower’s direct or indirect economic interest in such Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary as of the date of determination.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate.  Any Person which is treated as a single employer with Borrower or its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default.  See §12.1.

Exchange Funds.  See §8.15(b).

Excluded Hedge Obligation.  With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation.  If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes.  Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Extension Request.  See §2.12(a).

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Foreign Lender.  If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fronting Exposure.  At any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit

Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof.

GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Governmental Authority.  Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor.  Collectively, Monogram Parent, each Subsidiary Guarantor and each Additional Guarantor, and individually any one of them.

Guaranty.  The Unconditional Guaranty of Payment and Performance dated of even date herewith made by the Subsidiary Guarantors that are a party thereto as of the Closing Date, and each Additional Guarantor that becomes a party thereto after the Closing Date, in favor of the Agent and the Lenders, in the form of the instrument delivered to Agent on the Closing Date, as the same may be modified, amended, restated or ratified.

Hazardous Substances.  As defined in the Indemnity Agreement.

Hedge Obligations.  All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified.  Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

Implied Debt Service Coverage Amount.  At any time of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full over a thirty (30) year period a loan amount equal to the aggregate Outstanding principal balance of all Loans and Letter of Credit Liabilities) calculated using a per annum interest rate equal to the greatest of (i) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two hundred fifty (250) basis points (2.5%), (ii) six and one-half percent (6.5%) and (iii) the actual rate of interest in effect with respect to the Loans (based on one month LIBOR Rate Loans) under this Agreement as of the date of such calculation. The determination of the Implied Debt Service Coverage Amount and the components thereof shall be determined by Agent in good faith and in a manner consistent with Compliance Certificate delivered by Borrower on the Closing Date pursuant to §10.11 and shall be conclusive and binding absent demonstrable error.

Implied Debt Service Coverage Ratio.  The ratio of Adjusted Net Operating Income from the Unencumbered Pool Properties, divided by the Implied Debt Service Coverage Amount, tested on a trailing four (4) calendar quarter basis; provided, however, that at Borrower’s election (of which Borrower shall notify the Agent), for any Unencumbered Pool Property which has not been a Stabilized Property for at least five (5) full calendar quarters, the Adjusted Net Operating Income for such Unencumbered Pool Property shall be calculated based on annualizing the sum of Adjusted Net Operating Income for the previous consecutive months since the Unencumbered Pool Property became a Stabilized Property, in a manner reasonably acceptable to Agent and the Borrower.

Increase Notice.  See §2.11(a).

Indebtedness.  With respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered (excluding, however, trade debt which is not evidenced by a note and is incurred in the ordinary course of business); (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (f) all Off-Balance Sheet Obligations of such Person; (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for (i) completion guaranties and guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violations of “special purpose entity” covenants and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim, or (ii) guaranties of unused commitments or construction loans to the extent the same has not been drawn unless a claim is made), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any unfunded obligation to supply funds to or in any manner to invest directly or indirectly in a

Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (k) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate or non-Wholly-Owned Subsidiary of such Person.  Indebtedness shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.  Notwithstanding the foregoing, Indebtedness shall not include prepaid rents, intracompany indebtedness between the Borrower and a Wholly-Owned Subsidiary of Borrower that is subordinate in right and time of payment to the Obligations pursuant to an agreement reasonably satisfactory to Agent, security deposits, tax liabilities not yet payable, or dividends or distributions declared but not yet paid.

Indemnified Taxes.  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Indemnity Agreement.  The Indemnity Agreement Regarding Hazardous Materials made by the Borrower and Subsidiary Guarantors, in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which each of the Borrower and the Subsidiary Guarantors agrees to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws, as the same may be modified, amended, restated or ratified.

Information Materials.  See §7.4.

Initial Unencumbered Pool Properties.  The Initial Unencumbered Pool Properties shall include those properties described on Schedule 1.3.

Interest Payment Date.  As to each Loan, the tenth (10th) day of each calendar month during the term of such Loan.

Interest Period.  With respect to each LIBOR Rate Loan (a)  initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one (1), two (2) or three (3) months thereafter, and (b)  thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by the Borrower in a Loan Request or

Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)           if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan with an Interest Period of one (1) month as provided in §4.1(c) on the last day of the then current Interest Period with respect thereto, or if the other conditions thereto set forth in §4.1(a)(iii) have not been met, then to a Base Rate Loan (provided that nothing herein shall limit the terms of §4.5 or §4.6);

(iii)          any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)          no Interest Period relating to any Revolving Credit LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date, and no Interest Period relating to any Term LIBOR Rate Loan shall extend beyond the Term Loan Maturity Date.

Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (x) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (y) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.

Issuing Lender.  KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement.  The Joinder Agreement with respect to the Guaranty, the Indemnity Agreement and the Contribution Agreement to be executed and delivered pursuant to §5.3 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.

KCM.  As defined in the preamble hereto.

KeyBank.  As defined in the preamble hereto.

Lead Arrangers.  As used in this Agreement (including, without limitation, for purposes of §15 and §16), shall mean only KCM and JPMS.  Notwithstanding the foregoing, Compass has also been designated a Co-Lead Arranger and Book Runner for the Loan.

Lender Hedge Provider.  With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders.  KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to this Agreement (but not including any participant as described in §18).  The Issuing Lender shall be a Lender, as applicable.

Letter of Credit.  Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Commitment.  An amount equal to Twenty Million and No/100 Dollars ($20,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Letter of Credit Liabilities.  At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan).  For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under §2.10.

Letter of Credit Request.  See §2.10(a).

LIBOR.  For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at which deposits in U.S.  dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m.  (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If such service or such other Person approved by the Agent described above no longer reports such rate or the Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.  Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero percent (0.0%), such rate shall be deemed to be zero percent (0.0%) for the purposes of this Agreement.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans.  Collectively, the Revolving Credit LIBOR Rate Loans and the Term LIBOR Rate Loans, each bearing interest calculated by reference to LIBOR.

Lien.  See §8.2.

Like Kind Exchange.  See §8.15.

LKE Required Lenders.  As of any date, any Lender, or collection of Lenders, whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided, that (i) at all times when two (2) or more Non-Defaulting Lenders are party to this Agreement, the term “LKE Required Lenders” shall in no event mean less than two (2) Non-Defaulting Lenders, and (ii) in determining said percentage at any given time, all the existing Lenders that are Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes to exclude the Commitment Percentages of such Defaulting Lenders.

Loan Documents.  This Agreement, the Notes, the Guaranty, the Non-Recourse Carve-Out Guaranty, the Indemnity, each Joinder Agreement, each Letter of Credit Request and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan Request.  See §2.7.

Loan and Loans.  An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans) and a Term Loan (or Loans), as the case may be, in the maximum principal amount of the Total Commitment to be made by the Lenders hereunder.  All Loans shall be made in Dollars.  Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(a).

Management Agreements.  Agreements to which any Person that owns an Unencumbered Pool Property is a party, whether written or oral, providing for the management of any of the Unencumbered Pool Property.

Mandatorily Redeemable Stock.  With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests).

Material Adverse Effect.  A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise), or results of operations of Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; (c) the validity or enforceability of any of the Loan Documents; or (d) the rights or remedies of the Agent or the Lenders thereunder.

Material Subsidiary. Any Wholly-Owned Subsidiary of Borrower (including, without limitation, (i) a Subsidiary of Borrower in which Borrower directly or indirectly owns all of the Equity Interests except for Equity Interests on account of Sub-REIT Preferred Equity, and (ii) a Developer JV and any Subsidiary thereof upon the purchase of the entire Residual Developer Interest in such Developer JV by Borrower or any Wholly-Owned Subsidiary of Borrower, pursuant to the exercise of a Put Option or otherwise).

Maturity Date. The Revolving Credit Maturity Date and/or the Term Loan Maturity Date, as applicable.

Monogram Parent.  Monogram Residential OP LP, a Delaware limited partnership.

Monogram Facility Manager.  Monogram Residential Facility I Manager, LLC, a Delaware limited liability company.

Monogram REIT.  Monogram Residential Trust, Inc., a Maryland corporation.

Moody’s.  Moody’s Investor Service, Inc., and any successor thereto.

Multiemployer Plan.  Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

Multifamily Property.  Real Estate that is primarily a multifamily residential project for lease, such as an apartment building or garden style apartment project.

Net Income (or Loss).  With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Operating Income.  For any Real Estate and for a given period, an amount equal to the sum of (a) the gross revenues (including interest income and, if and when applicable, rent loss insurance proceeds) accrued from such Real Estate for such period in the ordinary course of business from such Real Estate (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent and in all other respects in accordance with GAAP), minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Real Estate in accordance with GAAP, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the Borrower or any Subsidiary, any property management fees, debt service charges, income taxes, depreciation, amortization, other non-cash expenses, and any extraordinary, non-recurring expense associated with any financing, merger, acquisition, divestiture or other capital transaction), minus (c) a management fee in the amount of three percent (3.0%) of the gross revenues for such Property for such period.

Net Restricted Proceeds.  See §8.15.

Net Restricted Proceeds Limit.  An amount equal to lesser of (i) (X) at all times when the aggregate Unencumbered Pool Value attributable to the Unencumbered Pool Properties shall be equal to or greater than the Target Pool Size, fifty percent (50.0%) of the total Net Restricted Proceeds then deposited with a Qualified Intermediary in connection with a Like Kind Exchange, and (Y) at all times when the aggregate Unencumbered Pool Value attributable to the Unencumbered Pool Properties shall be less than the Target Pool Size, forty-five percent (45.0%) of the total Net Restricted Proceeds then deposited with a Qualified Intermediary in connection with a Like Kind Exchange, and (ii) twenty-five percent (25.0%) of the aggregate Unencumbered Pool Value prior to the commencement of such Like Kind Exchange.

Non-Consenting Lender.  See §18.8.

Non-Defaulting Lender.  At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Carve-Out Guaranty.  That certain Guaranty and Indemnity Agreement dated as of even date herewith, made by Monogram Parent in favor of the Agent and the Lenders, as the same may be modified, amended, restated or ratified.

Notes.  Collectively, the Revolving Credit Notes and the Term Loan Notes.

Notice.  See §19.

Obligations.  All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or whether arising before or after any bankruptcy or insolvency proceeding, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.

Off-Balance Sheet Obligations.  Liabilities and obligations of Borrower or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act, which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

Organizational Agreements. See §7.6(b).

Other Connection Taxes.  With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes.  All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.  With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register.  See §18.4.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits.  With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets.  Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

PGGM.  Stichting Depository PGGM Private Real Estate Fund, a Dutch foundation (Stichting), acting in its capacity as the holder of and for the account and risk of PGGM, Private Real Estate Fund, a Dutch fund.

PGGM Parent.  Monogram Residential Master Partnership I LP, a Delaware limited partnership.

Preferred Distributions.  With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Borrower or any of its Subsidiaries.  Preferred Distributions shall not include dividends or distributions:  (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities.  With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Public Lender.  See §7.4.

Put Option. Any right of a Developer which owns a direct or indirect economic interest in an Unencumbered Pool Property Owner to cause Borrower or any of its Subsidiaries to acquire such Developer’s interest in such Unencumbered Pool Property Owner.

Put Option Strike Price.  See §7.19(a)(iii).

Qualified Intermediary.  See §8.15.

Real Estate.  All real property and the improvements thereon, including, without limitation, the Unencumbered Pool Properties, at the time of determination then owned in whole or in part or operated by Borrower or any of its Subsidiaries or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.

Recipient.  The Agent and any Lender.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Register.  See §18.2.

REIT MP GP.  REIT MP GP, LLC, a Delaware limited liability company

Related Fund.  With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release.  Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.

Removal Effective Date.  See §14.10.

Replacement Appraisal.  See §5.1(c).

Representative.  See §14.17.

Required Lenders.  As of any date, any Lender, or collection of Lenders, whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment; provided, that (i) at all times when two (2) or more Non-Defaulting Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Non-Defaulting Lenders, and (ii) in determining said percentage at any given time, all the existing Lenders that are Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes to exclude the Commitment Percentages of such Defaulting Lenders.

Required Revolving Credit Lenders.  As of any date, any Revolving Credit Lender or collection of Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is greater than fifty percent (50%) of the Total Revolving Credit Commitment; provided, that (i) at all times when two (2) or more Non-Defaulting Revolving Credit Lenders are party to this Agreement, the term “Required Revolving Credit Lenders” shall in no event mean less than two (2) Non-Defaulting Revolving Credit Lenders, and (ii) in determining said percentage at any given time, all the existing Revolving Credit Lenders that are Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders.

Reserve Percentage.  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement

(including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Residual Developer Interest. The economic interest (whether upon distribution, sale of an Unencumbered Pool Property or otherwise) of a Developer in a Developer JV existing pursuant to the Organizational Agreements of a Developer JV at the time the Unencumbered Pool Property directly or indirectly owned by such Developer JV is first included in the Unencumbered Pool. Solely for the purpose of determining the Unencumbered Pool Value hereunder, the value of a Residual Developer Interest with respect to an Unencumbered Pool Property shall be determined in good faith by Borrower, and approved by Agent in its reasonable discretion, based on the applicable Organizational Agreements of such Developer JV and the Appraised Value of such Unencumbered Pool Property as of any applicable date, taking into account (i) the original amount of such Residual Developer Interest, the Waterfall Calculations and any additional interest to which the Developer holding such Residual Developer Interest is entitled as of such date as an “incentive” or “promotion” for the sale or financial performance of such Real Estate pursuant to the terms of the Organizational Agreements for such Developer JV, and (ii) such other factors as the Borrower reasonably and in good faith deems appropriate, but specifically excluding any value attributable to any Put Option which such Developer has with respect to such Residual Developer Interest.  For clarification, the value of each Residual Developer Interest in respect of each applicable Unencumbered Pool Property as of the Closing Date is set forth on the Residual Developer Certificate delivered to Agent on the date of this Agreement.

Residual Developer Certificate.  A certificate in the form attached hereto as Exhibit L.

Revolving Credit Base Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment.  With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans to the Borrower, and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage.  With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Lenders.  Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Revolving Credit Loans.  An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000.00) (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2.1.  Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date.  March 30, 2021, as such date may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes.  See §2.1(b).

Sanctions Laws and Regulations.  Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of State, the Office of the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

S&P.  Standard & Poor’s Ratings Group, and any successor thereto.

SEC.  The federal Securities and Exchange Commission.

Securities Act.  The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

Stabilized Property.  Real Estate which has been improved by a substantially completed Multifamily Property and has initially achieved a stabilized occupancy of at least ninety percent (90%) for at least one (1) full calendar month. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State.  A state or commonwealth of the United States of America and the District of Columbia.

Subordination of Management Agreement.  An agreement pursuant to which the property manager of an Unencumbered Pool Property subordinates its rights under a Management Agreement to the Loan Documents, such agreement to be in the form and substance reasonably satisfactory to Agent.

Subsidiary.  For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.  Each Unencumbered Pool Property Owner and Developer JV shall be deemed a Subsidiary of Borrower.

Subsidiary Guarantor.  Each Person (other than Monogram Parent) that is a party to the Guaranty as of the date of this Agreement and each Additional Guarantor.

Sub-REIT.  A Subsidiary of Borrower structured as a real estate investment trust pursuant to §856(a) of the Code which owns a direct or indirect interest in an Unencumbered Pool Property Owner, the Equity Interests of which Sub-REIT shall be directly or indirectly owned entirely by Borrower except for Preferred Securities in such Sub-REIT in respect of approved Sub-REIT Preferred Equity.

Sub-REIT Preferred Equity. As of the date an Unencumbered Pool Property is first included in the calculation of Unencumbered Pool Value, the amount of preferred equity associated with the Sub-REIT owning a direct or indirect interest in such Unencumbered Pool Property, which Sub-REIT Preferred Equity shall not exceed $100,000.00 for each Unencumbered Pool Property and shall in each case be approved by Agent, which approval shall not unreasonably be withheld, conditioned or delayed.  For clarification, the amount, rate of return and maturity date of the Sub-REIT Preferred Equity with respect to each applicable Initial Unencumbered Pool Property as of the Closing Date is set forth on Schedule 6.21(c) attached hereto and such Sub-REIT Preferred Equity has been approved by Agent in respect of the Initial Unencumbered Pool Properties.

Syndication Agent.  Individually and collectively, as the context may require, JPMorgan Chase Bank, N.A., but only in the event that, and for so long as, JPMorgan Chase Bank, N.A. is a Lender, and Compass Bank, but only in the event that, and for so long as, Compass Bank is a Lender.

Taking.  The taking or appropriation (including by deed in lieu of condemnation) of any Unencumbered Pool Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Target Pool Size.  The Target Pool Size shall be determined based on the aggregate Unencumbered Pool Value of the Unencumbered Pool Properties and shall be, (i) for the period commencing on the Closing Date and ending on June 30, 2017, $350,000,000, (ii) for the period commencing on July 1, 2017 and ending on December 31, 2017, $400,000,000.00, and (iii) for the period commencing on January 1, 2018 and continuing thereafter, $500,000,000.00.

Taxes.  All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Base Rate Loan.  The Term Loans bearing interest by reference to the Base Rate.

Term LIBOR Rate Loans.  The Term Loans bearing interest by reference to LIBOR.

Term Loan or Term Loans.  An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00) (subject to increase as provided in §2.11) made by the Term Loan Lenders hereunder.

Term Loan Commitment.  As to each Term Loan Lender, the amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loans from time to time outstanding to the Borrower.

Term Loan Commitment Percentage.  With respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loan to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan Lenders.  Collectively, the Lenders that have a Term Loan Commitment, the initial Term Loan Lenders being identified on Schedule 1.1 hereto.

Term Loan Maturity Date.  March 30, 2022, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

Term Loan Note.  Each promissory note made by the Borrower in favor of a Term Loan Lender in the principal face amount equal to such Term Loan Lender’s Term Loan Commitment, in substantially the form of Exhibit C hereto.

Titled Agents.  The Arrangers, the Syndication Agent, the Documentation Agent and any other arranger.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Commitment is Three Hundred Million and No/100 Dollars ($300,000,000.00), and is subject to increase as provided in §2.11.

Total Revolving Credit Commitment.  The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Revolving Credit Commitment is Two Hundred Million and No/100 Dollars ($200,000,000.00).  The Total Revolving Credit Commitment may increase in accordance with §2.11.

Total Term Loan Commitment.  The sum of the Term Loan Commitments of the Term Loan Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Term Loan Commitment is One Hundred Million and No/100 Dollars ($100,000,000.00).  The Total Term Loan Commitment may increase in accordance with §2.11.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate.  In respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

Unencumbered Pool.  The Initial Unencumbered Pool Properties plus any Eligible Real Estate subsequently added or included as Unencumbered Pool Properties pursuant to §7.19(a) of this Agreement and minus any Unencumbered Pool Properties subsequently removed or disqualified from the calculation of Unencumbered Pool Availability pursuant to §§7.19(c) - (h) of this Agreement.

Unencumbered Pool Availability.

(a)           At all times when the aggregate Unencumbered Pool Value attributable to the Unencumbered Pool Properties shall be equal to or greater than the Target Pool Size, the Unencumbered Pool Availability shall be equal to fifty percent (50.0%) of such aggregate Unencumbered Pool Value;

(b)           At all times when the aggregate Unencumbered Pool Value attributable to the Unencumbered Pool Properties shall be less than the Target Pool Size, the Unencumbered Pool Availability shall be equal to forty-five percent (45.0%) of such aggregate Unencumbered Pool Value.

In the event any Unencumbered Pool Property has a temporary or conditional Certificate of Occupancy at the time such Unencumbered Pool Property is included in the calculation of Unencumbered Pool Availability, the Unencumbered Pool Availability attributable to such Unencumbered Pool Property shall be reduced by an amount equal to the estimated cost, as determined reasonably and in good faith by Agent (following consultation with Borrower), of completion of all outstanding items required to be completed for the issuance of a final Certificate of Occupancy with respect to such Unencumbered Pool Property.  Upon receipt by Agent of a final Certificate of Occupancy with respect to such Unencumbered Pool Property and an updated Unencumbered Pool Certificate evidencing such additional Unencumbered Pool Availability and compliance with the conditions and covenants contained in §7.19(a) and 9.1, and provided that no Event of Default shall have occurred and be continuing, the Unencumbered Pool Availability attributable to such Unencumbered Pool Property shall no longer be reduced as set forth in the foregoing sentence.

Unencumbered Pool Certificate.  See §7.4(c).

Unencumbered Pool Leverage Ratio.  The ratio, expressed as a percentage, of the aggregate Outstanding Loans and Letter of Credit Liabilities divided by the aggregate Unencumbered Pool Value of the Unencumbered Pool Properties.

Unencumbered Pool Property or Unencumbered Pool Properties.  At the time of determination, the Eligible Real Estate owned by a Unencumbered Pool Property Owner which satisfies the provisions of this Agreement to be included in the calculation of Unencumbered Pool Availability.

Unencumbered Pool Property Owner.  The Person or Persons which directly own an Unencumbered Pool Property.

Unencumbered Pool Qualification Documents.  Each of the agreements, instruments, certificates, documents and other items set forth on Schedule 5.3 attached hereto.

Unencumbered Pool Value.  As of the date of determination, without duplication, determined individually for each Unencumbered Pool Property, the Appraised Value of such Unencumbered Pool Property, less, without duplication, (i) the value of any Sub-REIT Preferred Equity attributable to such Unencumbered Pool Property, (ii) the amount which is the greater of (X) the value of any Put Options attributable to such Unencumbered Pool Property and (Y) the value of any Residual Developer Interests attributable to to such Unencumbered Pool Property, and (iii) the value of any other economic interests of any Developer attributable to such Unencumbered Pool Property, in each case, determined on a quarterly basis in a manner reasonably acceptable to Agent.

Unused Fee.  See §2.3.

Unused Fee Percentage.  With respect to any day during a calendar quarter, (i) 0.20% per annum, if the sum of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is more than 50% of the Total Revolving Credit Commitment, or (ii) 0.30% per annum if the sum of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is less than or equal to 50% of the Total Revolving Credit Commitment.

U.S. Person.  Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate.  See §4.3(g)(ii)(B)(iii).

Waterfall Calculations.  With respect to each Developer JV which directly or indirectly owns an Unencumbered Pool Property, a report setting forth the calculation of distributions pursuant to the applicable Organizational Agreement(s) for such Developer JV as of the end of each calendar quarter (or such other period as required under the such applicable Organizational Agreement(s)), which report shall include, among other things, cash flows, internal rates of return, preference amounts, any developer loans, disputed loans or other additional loans made to such Developer JV pursuant to such Organizational Agreement(s), construction cost overruns and unreturned capital, which report shall be in the form attached as Exhibit K hereto, with only such changes as are reasonably acceptable to Agent, and shall be certified by an Authorized Monogram Officer (or other officer of the Borrower reasonably acceptable to the Agent).

Wholly-Owned Subsidiary.  As to the Borrower, any Subsidiary of the Borrower that is directly or indirectly owned one hundred percent (100%) by the Borrower, provided, that any Subsidiary of Borrower in which Borrower directly or indirectly owns all of the Equity Interests except for Equity Interests on account of Sub-REIT Preferred Equity shall be deemed a Wholly-Owned Subsidiary for all purposes under this Agreement.  For clarity, (x) at all times prior to the purchase of the entire Residual Developer Interest in a Developer JV by Borrower or any Wholly-Owned Subsidiary of Borrower, such Developer JV and any Subsidiary of such Developer JV shall not be a Wholly-Owned Subsidiary, and (y) upon the purchase of the entire Residual Developer Interest in a Developer JV by Borrower or any Wholly-Owned Subsidiary thereof, pursuant to the exercise of a Put Option or otherwise, such Developer JV and any Subsidiary of such Developer JV shall thereafter be a Wholly-Owned Subsidiary.

Withholding Agent.  The Borrower, any other Guarantor and the Agent, as applicable.

Write-Down and Conversion Powers.  With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2                        Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification of such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)            Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)           In the event of any change in GAAP or Applicable Law after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change or change in Applicable Law, as determined by the Required Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof

(m)          To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

§1.3        Financial Attributes of Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries.  Notwithstanding anything contained in this Agreement to the contrary, when determining the Borrower’s compliance with any financial covenant contained in any of the Loan Documents, only the Borrower’s Equity Percentage of the financial attributes of an Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary shall be included.

§2.                               THE CREDIT FACILITY.

§2.1                        Revolving Credit Loans.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the sum of (A) the Unencumbered Pool Availability minus (B) the sum of (1) the amount of all Outstanding Revolving Credit Loans and Term Loans, and (2) the aggregate amount of all Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the sum of the Outstanding Revolving Credit Loans (after giving effect to all amounts requested) and the aggregate amount of all Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment, and the aggregate sum of the Outstanding Revolving Credit Loans (after giving effect to all amounts requested), Outstanding Term Loans and the aggregate amount of all Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenants set forth in §9.1 or §9.2.  The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11, as applicable, have been satisfied on the date of such request.  The Agent may assume that the conditions in §10 and §11, as applicable, have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied.  No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b)           The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions.  One Revolving Credit Note shall be payable to each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment.  The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2        Commitment to Lend Term Loan.  Subject to the terms and conditions of this Agreement, each of the Term Loan Lenders severally agrees to lend to the Borrower on the Closing Date the lesser of (i) such Term Loan Lender’s Term Loan Commitment and (ii) such Lender’s Term Loan Commitment Percentage of the sum of (A) the Unencumbered Pool Availability minus (B) the sum of all Outstanding Revolving Credit Loans, all Outstanding Term Loans and the aggregate amount of all Letter of Credit Liabilities.  The Term Loans shall be evidenced by the Term Loan Notes, dated as of even date with this Agreement (except as otherwise provided in §2.11(c) and §18.3).  One Term Loan Note shall be payable to each Term Loan Lender in the principal amount equal to such Term Loan Lender’s Term Loan Commitment.  In addition, any additional Term Loans made as a result of any increase in the Total Term Loan Commitment pursuant to §2.11 shall be made on the applicable Commitment Increase Date and each Term Loan Lender which elects to increase its or acquire a Term Loan Commitment pursuant to §2.11 severally and not jointly agrees to make a Term Loan to the Borrower on such Commitment Increase Date in an amount equal to the lesser of (a) with respect to any existing Term Loan Lender, the amount by which such Lender’s Term Loan Commitment increases on the applicable Commitment Increase Date, and with respect to any new Term Loan Lender, the amount of such new Lender’s Term Loan Commitment, and (b) such Lender’s Term Loan Commitment Percentage of the sum of (X) the Unencumbered Pool Availability minus (Y) the sum of the all Outstanding Revolving Credit Loans, all Outstanding Term Loans and the aggregate amount of all Letter of Credit Liabilities.  No Term Loan Lender shall have any obligation to make Term Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Term Loan Note.

§2.3        Unused Fee.  The Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee (the “Unused Fee”) equal to an aggregate amount computed on a daily basis for such calendar year by multiplying the Unused Fee Percentage applicable to such day, calculated as a per diem rate, times the excess of the Total Revolving Credit Commitment over the sum of the Outstanding Revolving Credit Loans and the aggregate amount of all Letter of Credit Liabilities on such day.  The Unused Fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

§2.4        Reduction and Termination of the Revolving Credit Commitments.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce the Total Revolving Credit Commitment by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than fifty percent (50.0%) of the highest Total Revolving Credit Commitment at any time existing under this Agreement) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced.  Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof.  Any reduction of the Total Revolving Credit Commitment below $100,000,000.00 shall also result in a proportionate reduction (such proportion to be based on the difference between $100,000,000.00 and the reduced amount of the Total Revolving Credit Commitment) in the maximum amount of the Letters of Credit (rounded to the next lowest integral multiple of $100,000.00).  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any unused fee under §2.3 then accrued on the amount of the reduction.  No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5                        Intentionally Omitted.

§2.6                        Interest on Loans.

(a)           Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)           Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(c)           Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or is converted to a Term LIBOR Rate Loan at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans.

(d)           Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(e)           The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(f)            Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7        Requests for Revolving Credit Loans.  The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans.  Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date.  Each such notice shall also contain (a) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9), and (b) a certification by an Authorized Monogram Officer that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof.  Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date.  Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement.  Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof.  Notwithstanding anything to the contrary contained herein, there shall be no more than eight (8) LIBOR Rate Loans (including Term LIBOR Rate Loans) outstanding at any one time.

§2.8                        Funds for Loans.

(a)           Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans, each of the Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2.  Upon receipt from each such Revolving Credit Lender or Term Loan Lender, as applicable, of such amount, and upon receipt of the documents required by §11 (and in connection with the making of the initial Loan on the Closing Date, §10) and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Revolving Credit Lenders or Term Loan Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office.  The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date, or on the Closing Date or Commitment Increase Date (if applicable) with respect to any Term Loans, the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving

Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)           Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date of any Revolving Credit Loans, or on the Closing Date or Commitment Increase Date (if applicable) with respect to any Term Loans, that such Lender will not make available to Agent such Lender’s Revolving Credit Commitment Percentage of a proposed Revolving Credit Loan or Term Loans, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).

§2.9                        Use of Proceeds.  The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) repayment of Indebtedness, and (c) general corporate and working capital purposes, including, without limitation, the making of Distributions as permitted by the Loan Documents.

§2.10                 Letters of Credit.

(a)           Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is sixty (60) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of (A) the Outstanding Revolving Credit Loans, and (B) the amount of all Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Revolving Credit Commitment, (iv) in no event shall the sum of the Outstanding Revolving Credit Loans, the Outstanding Term Loans, and the amount of all Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of (X) the Total Commitment or (Y) the Unencumbered Pool Availability or cause a violation of the covenants set forth in §9.1 or §9.2, (v) the conditions set forth in §11 (and in connection with the issuance of the initial Letter of Credit, unless a Loan has already been made, §10) shall have been satisfied, and (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  The Issuing

Lender may assume that the conditions in §10 and §11, as applicable, have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied.  Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  Unless the Issuing Lender and the Required Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof (or such longer period as Issuing Lender may approve); provided, however, that a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Lender but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Credit Maturity Date; provided further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration of not more than one year beyond the Revolving Credit Maturity Date so long as the Borrower delivers to the Issuing Lender no later than thirty (30) days prior to the Revolving Credit Maturity Date cash collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the maximum amount available to be drawn under such Letter of Credit.  The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.

(b)           Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Monogram Officer that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)           The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b).  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)           Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit.  No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)           Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the face amount of such Letter of Credit.  Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit.  In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

(f)            In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, email, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn).  If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter.  Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise).  In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in

§12.5.  The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)           If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit.  Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)           Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)            The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)            The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit, provided, that payment by the Issuing Lender under such Letter of Credit against presentation of such draft or document shall not have been the result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent or any Revolving Credit Lender, provided, that such other causes shall not have been the result of gross negligence or willful misconduct of the Agent, the Issuing Lender or any Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Revolving Credit Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Revolving Credit Lenders in good faith with respect to any Letter of Credit will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Revolving Credit Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods or as a result of Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11                 Increase in Total Commitment.

(a)           Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before the Revolving Credit Maturity Date (as the same may be extended pursuant to §2.12 below) or the Term Loan Maturity Date, as applicable, to request an increase in the Total Revolving Credit Commitment and/or the Total Term Loan Credit Commitment by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $20,000,000.00 and increments of $5,000,000.00 in excess thereof, and the Total Commitment shall not exceed $500,000,000.00.  Upon receipt of any Increase Notice, the Agent shall consult with KCM and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, in connection with such increase in the Revolving Credit Commitment and/or Term Loan Commitment, as applicable, pursuant to the Agreement Regarding Fees. If the Borrower agrees to pay the facility fees so determined (and/or such other fees as may be agreed to by Borrower and Agent), the Agent shall send a notice to all Revolving Credit Lenders and/or Term Loan Lenders, as applicable (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Revolving Credit Commitment and/or the Total Term Loan Commitment, as applicable, and of the facility fees to be paid with respect thereto.  Each Revolving Credit Lender and/or Term Loan Lender, as applicable, who desires to provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Agent and KCM shall allocate the Commitment

Increase among the Revolving Credit Lenders and/or Term Loan Lenders, as applicable, who provide such commitment letters on such basis as the Agent and KCM, shall determine following consultation with the Borrower.  If the additional Revolving Credit Commitments and/or Term Loan Commitments, as applicable, so provided are not sufficient to provide the full amount of the Revolving Credit Commitment Increase and/or the Term Loan Commitment Increase, as applicable, that is requested by the Borrower, then the Agent, KCM, or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, KCM, and the Borrower) to become a Revolving Credit Lender and/or Term Loan Lender, as applicable, and provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable.  The Agent shall provide all Revolving Credit Lenders and/or Term Loan Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, to be provided by each Revolving Credit Lender and/or Term Loan Lender, as applicable, and the revised Revolving Credit Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, which shall be applicable after the effective date of the Revolving Credit Commitment Increase and/or Term Loan Commitment Increase, as applicable, specified therein (the “Commitment Increase Date”).  In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment and/or Term Loan Commitment.

(b)                                 On any Commitment Increase Date the outstanding principal balance of the Revolving Credit  Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans.  The participation interests of the Revolving Credit Lenders in Letters of Credit shall be similarly adjusted.  On any Commitment Increase Date, those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans.  The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Revolving Credit Commitment Percentages.  To the extent such reallocation results in certain Lenders receiving funds which are applied to LIBOR Rate Loans prior to the last day of the applicable Interest Period, then the Borrower shall pay to the Agent for the account of the affected Lenders the Breakage Costs for each such Lender (provided that the parties agree to attempt to coordinate the closing of any increase of the Total Revolving Credit Commitment or Total Term Loan Commitment, as applicable, to minimize Breakage Costs that may come due); provided, however, each Lender agrees to apply any amounts received by them pursuant to this §2.11(b) first to the principal of any Base Rate Loans held by such Lender and then to the principal of LIBOR Rate Loans held by such Lender.

(c)                                  Upon the effective date of each increase in the Total Revolving Credit Commitment and/or Total Term Loan Commitment, as applicable, pursuant to this §2.11 the Agent may unilaterally revise Schedule 1 hereto and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes and/or Term Loan Notes, as applicable, for each Lender whose Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment and such Term Loan Lender’s Term Loan Note shall equal its Term Loan Commitment.  The Agent shall deliver such replacement Revolving Credit Notes and Term Loan Notes to the respective Lenders in exchange for the Revolving Credit Notes and Term Loan Notes replaced thereby which shall be surrendered by such Lenders.  Such new Revolving Credit Notes and Term Loan Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and Term Loan Notes, as applicable, and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes or Term Loan Notes, as applicable.  In connection with the issuance of any new Revolving Credit Notes and/or Term Loan Notes, pursuant to this §2.11(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and/or Term Loan Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement.  The surrendered Revolving Credit Notes and Term Loan Notes shall be canceled and returned to the Borrower.

(d)                                 Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Revolving Credit Commitment, and/or the Agent and the Term Loan Lenders to increase the Total Term Loan Commitment, as applicable, pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment or the Total Term Loan Commitment, as applicable:

(i)                                     Payment of Activation Fee.  The Borrower shall pay (A) to the Agent and KCM those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to KCM such facility fees as the Revolving Credit Lenders or Term Loan Lenders who are providing an additional Revolving Credit Commitment or Term Loan Commitment, as applicable, may require (and which Borrower has agreed to pay) to increase the aggregate Revolving Credit Commitment or Term Loan Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  KCM shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii)                                  No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment or Term Loan Commitment is increased, there shall exist no Default or Event of Default; and

(iii)                               Representations True.  The representations and warranties made by the Borrower and Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Revolving Credit Commitment or Term Loan Commitment is increased, both immediately before and after the Total Revolving Credit Commitment or Term Loan Commitment is increased (except (A) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, or (B) for changes in factual circumstances which are expressly and specifically permitted by this Agreement); and

(iv)                              Additional Documents and Expenses.  The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate and Unencumbered Pool Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase.

§2.12                 Extension of Revolving Credit Maturity Date.  The Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date to March 30, 2022, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a)                                 Extension Request.  The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension).

(b)                                 Payment of Extension Fee.  The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)                                  No Default.  On the date of such extension there shall exist no Default or Event of Default.

(d)                                 Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such extension (except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, or (ii) for changes in factual circumstances which are expressly and specifically permitted by this Agreement).

Such extension of the Revolving Credit Maturity Date shall become effective on the day that all the conditions in this §2.12 with respect to such extension are satisfied, provided that such conditions must be satisfied within the time period provided in each such condition, and, in any event, prior to the Revolving Credit Maturity Date (as determined without regard to such extension).

§2.13                 Defaulting Lenders.

(a)                                 If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, the LKE Required Lenders, the Required Revolving Credit Lenders, all of the Lenders or affected Lenders, shall, except as specifically provided in §27, be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b)                                 Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments.  Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right.  If after such fifth Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee.  Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement.  The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees.  Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c)                                  During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §11 (and in connection with the making of the initial Loan or issuance of the initial Letter of Credit, §10) are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date (except (A) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, or (B) for changes in factual circumstances which are expressly and specifically permitted by this Agreement), and (iv) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (a) the Revolving Credit Commitment of that Non-Defaulting Lender minus (b) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of outstanding Letter of Credit Liabilities.  Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)                                 Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) hereunder; third, if so determined by the Agent or requested by the Issuing Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no

Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit were made at a time when the conditions set forth in §§10 and 11, as applicable, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)                                  Within five (5) Business Days of demand by the Issuing Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender (after giving effect to §§2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender in its good faith determination (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of outstanding Letter of Credit Liabilities.  Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.  Promptly after such Defaulting Lender ceases to be a Defaulting Lender in accordance with §2.13(g), all such cash collateral delivered by Borrower to Agent on account of the Fronting Exposure relating to such Defaulting Lender shall be remitted to Borrower by Agent.

(f)                                   (i)                                     Each Lender that is a Defaulting Lender shall not earn and shall not be entitled to receive any Unused Fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.

(ii)                                  Each Lender that is a Defaulting Lender shall not earn and shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.

(iii)                               With respect to any Unused Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g)                                  If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.                               REPAYMENT OF THE LOANS.

§3.1                        No Regularly Scheduled Amortization Payments; Stated Maturity.  There are no regularly scheduled amortization payments due and payable by the Borrower in connection with the Loan.  The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans and the Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon. The Borrower promises to pay on the Term Loan Maturity Date and there shall become absolutely due and payable on the Term Loan Maturity Date all of the Term Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2                        Mandatory Prepayments.

(a)                                 If at any time the sum of the aggregate Outstanding Revolving Credit Loans, Outstanding Term Loans and the amount of all Letter of Credit Liabilities causes the covenants set forth in §9.1 or §9.2 to be violated, then the Borrower shall, within five (5) Business Days of such occurrence, immediately pay the amount sufficient to cause the covenants set forth in §9.1 and §9.2 to no longer be violated to the Agent for the respective accounts of the Lenders, as applicable, for application to the Revolving Credit Loans and Term Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7.

(b)                                 Simultaneously with the sale, conveyance, transfer, removal pursuant to 7.19(h) or other disposition of any Unencumbered Pool Property (or of the Borrower’s and/or its Subsidiaries interest therein, as applicable):

(i)                                     (x) if the aggregate Unencumbered Pool Value is less than the Target Pool Size in effect immediately following the consummation of such disposition, the Borrower shall make a prepayment in the amount necessary to cause the Unencumbered Pool Leverage Ratio to be equal to or less than forty-five percent (45%), and (y) if the aggregate Unencumbered Pool Value is equal to or greater than the Target Pool Size in effect immediately following the consummation of such disposition, the Borrower shall make a prepayment in the amount necessary to cause the Unencumbered Pool Leverage Ratio to be equal to or less than fifty percent (50%); and

(ii)                                  if the sum of the aggregate Outstanding Loans and the amount of all Letter of Credit Liabilities exceeds the Unencumbered Pool Availability, as a result of the limitations imposed under §7.19(d), the Borrower shall make a prepayment in the amount necessary to cause such Outstanding amount to be equal to or less than the Unencumbered Pool Availability.

§3.3                        Optional Prepayments.

(a)                                 The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(b)                                 The Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Term LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(c)                                  The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least two (2) Business Days’ prior written notice of any prepayment of any LIBOR Rate Loans pursuant to this §3.3 and at least one (1) Business Day’s prior written notice of any prepayment of Base Rate Loans pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).

§3.4                        Partial Prepayments.  Each prepayment of the Loans under §3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment.  Each partial payment under §§3.2 and 3.3 shall be applied, in the absence of instruction by the Borrower, first to the principal of the Revolving Credit Loans and then to the principal of Term Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5                        Effect of Prepayments.  Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2.  Any portion of the Term Loans that is prepaid may not be reborrowed.

§4.                               CERTAIN GENERAL PROVISIONS.

§4.1                        Conversion Options.

(a)                                 The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan, respectively, of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be effective on the last day of the Interest Period with respect to such LIBOR Rate Loan, or on such other date designated by the Borrower in its written notice of such election (provided that, in such event, the Borrower shall pay any losses pursuant to §4.10); (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than eight (8) LIBOR Rate Loans (including Term LIBOR Rate Loans) outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan or a Term Base Rate Loan in a principal amount of less than $1,000,000.00, or a Revolving Credit LIBOR Rate Loan or a Term LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)                                 Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)                                  In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, then, so long as no Default or Event of Default shall exist, such Loan shall be automatically, on the last day of the current Interest Period therefore, continue as a LIBOR Rate Loan with an Interest Period of one (1) month.

§4.2                        Fees.  The Borrower agrees to pay to KeyBank, the Agent and Lead Arrangers for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated as of November 14, 2016, among the Borrower, KeyBank and the Lead Arrangers (the “Agreement Regarding Fees”).  All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3                        Funds for Payments.

(a)                                 All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.  Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b)                                 All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)           Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)            As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i)            Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)            The obligations of the Borrower to the Revolving Credit Lenders under this Agreement with respect to Letters of Credit (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Revolving Credit Lenders (other than the defense of payment to the Revolving Credit Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided, that such other circumstance or happening shall not have been the result of gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

For purposes of this §4.3, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

§4.4        Computations.  All computations of interest on the Base Rate Loans to the extent applicable shall be based on a three hundred sixty-five (365) or three hundred sixty-six (366)-day year, as applicable, and paid for the actual number of days elapsed.  All other computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5        Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders.  In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.6        Illegality.  Notwithstanding any other provisions herein, if, on and after the date hereof, any Lender shall reasonably determine that any Change in Law shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law, until such time as the Lenders may again make and maintain LIBOR Rate Loans.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.7        Additional Interest.  If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs.  The Borrower understands, agrees and acknowledges the following:  (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a

LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs.  The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.8                        Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any Change in Law shall:

(a)           subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature imposed by any Governmental Authority with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b)           impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, or

(c)           impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, and the result of any of the foregoing is:

(i)            to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)           to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit,

then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional costs incurred reduction suffered.  Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9        Capital Adequacy.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the return on such Lender’s or its parent bank holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof.  The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof as provided below.  In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.10      Breakage Costs.  The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.

§4.11      Default Interest; Late Charge.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus three percent (3.0%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3.0%) above the Letter of Credit fee that would otherwise be applicable to such time, if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.  In addition, the Borrower shall pay a late charge equal to two percent (2.0%) of any amount of interest payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due (or, in the case of amounts due at the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable, within fifteen (15) Business Days of such date).

§4.12      Certificate.  A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error provided that such determinations are made on a reasonable basis in good faith, and shall be promptly provided to the Agent and the Borrower upon their written request.  Failure or delay on the part of any Lender to demand compensation pursuant to §4.8 or §4.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to §4.8 or §4.9 for any increased costs or reductions on return incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reduction and of such Lender’s intention to claim compensation therefor; provided further that if any such Change in Law giving rise to such increased costs or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

§4.13      Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest to the extent permitted by Applicable Law or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14      Certain Provisions Relating to Increased Costs.  If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses, costs or other amounts to be reimbursed pursuant to any one or more of the provisions of §4.3 (in respect of any Indemnified Taxes or additional amounts owed to any Lender or any governmental authority for the account of any Lender), §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise materially prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses, costs or other amounts to be reimbursed pursuant to any one or more of the provisions of §4.3 (in respect of any Indemnified Taxes or additional amounts owed to any Lender or any governmental authority for the account of any Lender), §4.8 or §4.9 and following the request of the Borrower has declined or been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then the Borrower shall have the right as to such Affected Lender, at its sole expense and effort, upon notice to such Affected Lender and the Agent delivered within one hundred eighty (180) days after such notice for request for payment or compensation or the date upon which such Lender became a Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within one hundred eighty (180) days of receipt of such notice or the date upon which such Lender becomes a Non-Consenting Lender, to elect to cause the Affected Lender to transfer (in accordance with and subject to the restrictions contained in, and consents required by, §18.1) all of its interests, rights (other than its existing rights to payments pursuant to §4.8, §4.9, or §4.3) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment).  At the Borrower’s option but subject to the prior written approval of Agent, (i) the Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the

Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent and the Borrower); and (ii) in the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents required pursuant to §18.1 to transfer such interest.  The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.                               APPRAISALS; UNSECURED OBLIGATIONS.

§5.1                        Appraisals; Adjusted Value.

(a)           Borrower shall deliver to Agent, at Borrower’s sole cost and expense, a new or updated Appraisal for each Unencumbered Pool Property included in the calculation of Unencumbered Pool Availability on an annual basis such that Agent shall at all times have received from Borrower an Appraisal for each such Unencumbered Pool Property having a date no earlier than the date which is thirteen (13) months prior to the current date of the prior Appraisal.

(b)           The Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Unencumbered Pool Properties, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (ii) at any time following an Event of Default, (iii) if the Agent reasonably believes that there has been a material adverse change or deterioration with respect to any Unencumbered Pool Property, including, without limitation, a material change in the market in which any Unencumbered Pool Property is located, or (iv) if Agent reasonably disapproves an Appraisal delivered by Borrower pursuant to this Agreement in accordance with §5.1(c).  The expense of such Appraisals and/or updates performed pursuant to this §5.1(b) shall be borne by the Borrower and payable to the Agent within ten (10) days of demand, provided that Borrower shall not be obligated to pay for an Appraisal of an Unencumbered Pool Property obtained pursuant to clauses (i), (ii) and (iii) of the foregoing sentence more often than once in any period of twelve (12) months if no Event of Default exists.  In addition, Agent may on behalf of the Lenders obtain a new or updated Appraisal for any Unencumbered Pool Property at any other time, provided that the cost of any such Appraisal shall be borne by the Lenders and payable to the Agent within ten (10) days of demand.

(c)           The Borrower acknowledges and agrees that Agent shall have the right to reasonably disapprove any Appraisal performed pursuant to this Agreement provided that, in such event, Agent’s sole right in respect of such disapproved Appraisal is as follows: (i) Agent shall notify Borrower of its reasonable disapproval of such Appraisal within ten (10) Business Days of Agent’s receipt of the same, which notice shall specify, in reasonable detail, the basis of such disapproval, and (ii) Agent shall, promptly thereafter, obtain a new Appraisal in place of such disapproved Appraisal, as set forth in §5.1(b) above (a “Replacement Appraisal”).  In the event that Agent (x) fails to timely notify Borrower of its disapproval of any applicable Appraisal, such Appraisal shall be deemed approved for all purposes hereunder, and (y) timely disapproves any such Appraisal, then, (1) with respect to any Real Estate which is already included as an Unencumbered Pool Property, (A) prior to the receipt of the Replacement Appraisal by Agent, the Appraised Value of such Real Estate shall be determined using the lower of the “as-is” values set forth in the two (2) most recent Appraisals for such Real Estate received by Agent under this Agreement (including the Appraisal which is the subject of such disapproval) and (B) upon receipt of the Replacement Appraisal by Agent, the Appraised Value of such Real Estate shall be determined using the “as-is” value set forth in such Replacement Appraisal, and (2) with respect to any Real Estate which Borrower has requested to initially include as an Unencumbered Pool Property, such Real Estate shall not be included as an Unencumbered Pool Property until Agent has received a Replacement Appraisal for such Real Estate (and upon satisfaction of each of the other conditions for such Real Estate to be included as an Unencumbered Pool Property hereunder), and the Appraised Value of such Real Estate shall be determined using the “as-is” value set forth in such Replacement Appraisal.

(d)           Borrower further agrees that the Lenders and the Agent do not make any representations or warranties with respect to any Appraisal obtained pursuant to this §5.1 or otherwise delivered to Agent under this Agreement and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.  Upon completion of any Appraisal performed at the direction of Agent pursuant to this Agreement (including, without limitation, any Replacement Appraisal), the Agent shall upon written request of Borrower deliver to the Borrower a copy of such Appraisal along with customary supporting information, if any, to the extent permitted by Applicable Law, provided that Agent shall not be obligated to deliver to Borrower a copy of any Appraisal which is (i) obtained by Agent during the existence of an Event of Default or if Agent reasonably anticipates that an Event of Default will occur, or (ii) obtained by Agent’s counsel (other than a Replacement Appraisal obtained pursuant to §5.1(c)).

§5.2        Unsecured Obligations.  The Lenders have agreed to make the Loans to the Borrower and the Issuing Lender has agreed to issue Letters of Credit for the account of the Borrower on an unsecured basis.  Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the terms of the Guaranty and the Non-Recourse Carve-Out Guaranty.

§5.3        Subsidiary Guarantors.  In the event any Subsidiary of the Borrower shall at any time constitute a Material Subsidiary, the Borrower shall provide written notice thereof to Agent within ten (10) Business Days of such Subsidiary constituting a Material Subsidiary and shall promptly thereafter (but in any event within sixty (60) days after providing such notice to Agent) cause such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder.  Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement and the Indemnity

Agreement.  The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary.  In connection with the delivery of such Joinder Agreement, the Borrower shall, or shall cause such Guarantor to, deliver to the Agent all documents required to be delivered pursuant to §10 with respect to a Guarantor, each of which shall be in form and substance reasonably satisfactory to the Agent.

§5.4                        Release of Subsidiary Guarantors.  The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as:  (a) except as otherwise contemplated in §12.2(b) with respect to a Subsidiary Guarantor which owns an Unencumbered Pool Property being removed to cure a Default or Event of Default that affects only such Unencumbered Pool Property or the owner thereof, no Default or Event of Default shall then be in existence, or would occur as a result of such release and/or, if applicable, the removal of any Unencumbered Pool Property owned (directly or indirectly) by such Subsidiary Guarantor; (b) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release together with an updated Compliance Certificate and Unencumbered Pool Certificate, each giving effect to such proposed release; and (c) Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that such Subsidiary Guarantor shall no longer be a Material Subsidiary at the time of such release, provided, further, that if such Subsidiary Guarantor previously directly or indirectly owned an Unencumbered Pool Property included in the calculation of Unencumbered Pool Availability, such Unencumbered Pool Property has been (or upon such release shall be) removed from the calculation of the Unencumbered Pool Availability in accordance with the terms of the Agreement.  Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that (as of the date of the effectiveness of such release), subject to §12.2(b), no Default or Event of Default shall then be in existence, or shall occur as a result of such release and/or, if applicable, the removal of any Unencumbered Pool Property owned (directly or indirectly) by such Subsidiary Guarantor.  All release documents to be executed by the Agent in connection with the release of a Subsidiary Guarantor pursuant to this §5.4 shall be in form and substance reasonably satisfactory to the Agent and the Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such release, including, without limitation, reasonable attorney’s fees.  Notwithstanding the foregoing, the foregoing provisions shall not apply to Monogram Parent’s obligations under the Non-Recourse Carve-Out Guaranty, which may only be released upon the written approval of Agent and all of the Lenders.

§6.                               REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1                        Corporate Authority, Etc..

(a)                                 Incorporation; Good Standing.  The Borrower is a Delaware limited liability company duly organized pursuant to its certificate of formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware.  The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.

(b)                                 Subsidiaries.  Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where any of the Unencumbered Pool Properties owned by it are located and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c)                                  Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, operating agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.

(d)                                 Enforceability.  This Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’  rights and general principles of equity.

§6.2                        Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained.

§6.3                        Title to Properties.  Except as indicated on Schedule 6.3 hereto, Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject to no rights of others, including any mortgages, leases pursuant to which Borrower or any of its Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4                        Financial Statements.  The Borrower has furnished to the Agent, as and to the extent applicable, on a pro forma basis:  (a) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow as of the Balance Sheet Date certified by an Authorized Monogram Officer, (b) an unaudited statement of Net Operating Income for the period ending December 31, 2016, reasonably satisfactory in form to the Agent and certified by an Authorized Monogram Officer as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Unencumbered Pool Properties.  The balance sheet and statements referred to in clauses (a) and (b) above have been prepared in Borrower’s good faith on a pro forma basis, and otherwise in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of Borrower and its Subsidiaries as of such dates and the consolidated results of the operations of Borrower and its Subsidiaries for such periods, except as otherwise expressly noted therein and subject in the case of the unaudited financial statements, to the absence of footnotes and to normal year end audit adjustments, and the proportionate statements are correct and complete as of the dates thereof and for the periods covered thereby and were prepared in accordance with Borrower’s policies consistently applied.  As of the date hereof, there are no liabilities, contingent or otherwise, of Borrower or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5                        No Material Changes.  Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4 (with the date which is the most recent being applicable), there has occurred no materially adverse change in the financial condition, operations, business or assets of Borrower and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheets of Borrower as of the Balance Sheet Date, or its consolidated statement of income or cash flows as of the Balance Sheet Date, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations, business or assets of Borrower, its Subsidiaries or any of the Unencumbered Pool Properties from the condition shown on the financial statements delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, assets, operations or financial condition of Borrower and its Subsidiaries, considered as a whole, or of any of the Unencumbered Pool Properties.

§6.6                        Franchises, Patents, Copyrights, Etc..  The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except with respect to Subsidiaries of Borrower that are not Guarantors or that do not directly or indirectly own an Unencumbered Pool Property where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

§6.7                        Litigation.  Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 6.7 as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Unencumbered Pool Property.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

§6.8                        No Material Adverse Contracts, Etc..  None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably be expected to have in the future a Material Adverse Effect.  None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9                        Compliance with Other Instruments, Laws, Etc..  None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10                 Tax Status.  Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income, real estate and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all federal and state income taxes, real estate taxes and other material similar governmental assessments and charges shown or determined to be due on such returns, reports and declarations except those which are being contested in good faith and by appropriate proceedings as permitted by this Agreement, and (c) has set aside on its books in accordance with GAAP provisions reasonably adequate for the payment of all federal and state income taxes, real estate taxes and all other material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except as set forth on Schedule 6.10, as of the Closing Date, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim.  Except as set forth on Schedule 6.10, as of the Closing Date, there are no audits pending or to the knowledge of the Borrower threatened with respect to any federal and state income, real estate or any other material tax returns, reports or declarations filed by the Borrower, any Guarantor or their respective Subsidiaries.  The taxpayer identification number for Borrower is 36-4855870.

§6.11                 No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12                 Investment Company Act.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13                 Absence of Liens.  There are no Liens on any property of the Borrower, any Guarantor or their respective Subsidiaries or rights thereunder except as permitted by §8.2.

§6.14                 Certain Transactions.  Except as disclosed on Schedule 6.14 hereto or as otherwise permitted under this Agreement (including, without limitation, transactions permitted under §8.12), none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments (other than non-recurring payments of de minimis or other immaterial amounts) to or from, any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.15                 Employee Benefit Plans.  The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  None of the assets of Borrower or any of its Subsidiaries, including, without limitation, any Unencumbered Pool Property, constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.16                 Disclosure.  All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, taken as a whole, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not (to Borrower’s knowledge), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.  The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Unencumbered Pool Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, taken as a whole, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.17                 Trade Name; Place of Business.  Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents.  The principal place of business of the Borrower is 5800 Granite Parkway, Suite 1000, Plano, Texas 75024.

§6.18                 Regulations T, U and X.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19                 Environmental Compliance.  The Borrower has obtained and provided to the Agent for each of the Initial Unencumbered Pool Properties, or in the case of Unencumbered Pool Properties added after the date hereof, will obtain and provide to the Agent, written environmental site assessment reports of the Environmental Engineer (collectively, the “Environmental Reports”).  Except as set forth in the Environmental Reports with respect to Unencumbered Pool Properties, the Borrower  makes the following representations and warranties:

(a)                                 None of the Borrower, the Guarantors or their respective Subsidiaries nor any manager of the Real Estate, nor does the Borrower have knowledge that, nor should borrower have knowledge if it exercised reasonable diligence that, any tenant or operations thereon, is in violation, or alleged violation  (other than a de minimis violation that is not required to be reported, corrected or remediated), of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation involves any of the Real Estate.

(b)                                 None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances or violation of Environmental Laws, which in any case involves any of the Real Estate.

(c)                                  (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws or for de minimis amounts that are not required to be reported, corrected or remediated, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’ respective businesses or the tenant’s residency and in accordance with applicable Environmental Laws (except for de minimis violations that are not required to be reported, corrected or remediated); (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate (except for de minimis violations that are not required to be reported, corrected or remediated); (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate (except for de minimis violations that are not required to be reported, corrected or remediated); and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off site in accordance with all applicable Environmental Laws.

(d)                                 There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or affecting the Real Estate.

(e)                                  There has been no claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property, nor is there any basis for such a claim.

§6.20                 Subsidiaries; Organizational Structure.  Schedule 6.20(a) sets forth, as of the date hereof, all of the Subsidiaries of Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and Borrower’s direct and indirect ownership interests therein.  Schedule 6.20(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate.  No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules.

§6.21                 Residual Developer Interests; Put Options.

(a)                                 The Residual Developer Certificate delivered to the Agent on the date hereof accurately sets forth, as of the Closing Date, for each Initial Unencumbered Pool Property, (i) the Residual Developer Interests, if any, applicable to such Unencumbered Pool Property, (ii) the legal names and jurisdictions of formation (as applicable) of each (A) Developer JV which is the subject such Residual Developer Interests, (B) the Developer which owns such Residual Developer Interests (including the common trade name of such Developer or its parent, if applicable) and the amount of such Residual Developer Interests held by each such Person, and (C) the Subsidiaries of Borrower which own the remaining Equity Interests of such Developer JV and the amount of such Equity Interests held by each such Subsidiary, (iii) a description of the applicable joint venture agreement(s) and other Organizational Agreements evidencing such Residual Developer Interests, and any amendments or modifications thereof, (iv) the approximate current value associated with such Residual Developer Interests (taking into account any “incentive” or “promotion” interest to which the Person(s) holding such Residual Developer Interests may be entitled in connection with the sale or financial performance of such Unencumbered Pool Property or otherwise) determined in accordance with the terms of this Agreement (and assuming a sale of such Unencumbered Pool Property as of the Closing Date), (v) the approximate current balance of any capital accounts maintained in accordance with the Organizational Agreements of such Developer JV, the amount of capital contributions which have been funded thereunder and whether there are any unfunded capital contributions required thereunder and, if so, the amount thereof and the party which is obligated to fund any such capital contribution, (vi) the applicable restrictions or limitations, if any, on such Developer JV and any of its Subsidiaries (including, without limitation, the Unencumbered Pool Property Owner) pursuant to the joint venture agreements or other Organizational Agreements for such entity on the sale, pledge, hypothecation, transfer, mortgage or assignment of such Unencumbered Pool Property or any direct or indirect interest therein, (vii) the applicable “Completion Date” of the improvements with respect to such Unencumbered Pool Property, as such term or variation thereof is used under the applicable Organizational Agreements governing such Developer JV, and (viii) the Waterfall Calculations for such Developer JV.  Borrower or a Wholly-Owned Subsidiary of Borrower is the sole general partner of any Developer JV which directly or indirectly owns any Unencumbered Pool Property and no event has occurred which would (X) permit the removal of Borrower or such Wholly-Owned Subsidiary of Borrower as the sole general partner of any Developer JV, or (Y) cause Borrower or any Subsidiary of Borrower holding an interest in such Developer JV to lose any of its rights or privileges (whether as a general partner, limited partner or otherwise), in each case, under the applicable Organizational Agreements governing such Developer JV.

(b)                                 No Put Option has been exercised with respect to any Unencumbered Pool Property except as disclosed in writing to Agent.  The Residual Developer Certificate delivered to Agent on the date hereof accurately sets forth, as of the Closing Date, for each Initial Unencumbered Pool Property, (i) each Put Option currently in effect with respect to such Unencumbered Pool Property, (ii) the legal name of the applicable joint venture entity to which such Put Option applies, (iii) the legal name for the holder(s) of each such Put Option, (iv) a description of the applicable joint venture agreement(s) evidencing such Put Option, (v) the option price for each such Put Option, and (vi) each of the option periods and sale lockout periods, as applicable, with respect to each such Put Option pursuant to such joint venture agreement(s). Borrower, Subsidiary Guarantors and their respective Subsidiaries hereby represent and warrant that, (X) no person or entity has any right or option to acquire any Unencumbered Pool Property or any portion thereof or interest therein other than Borrower or a Wholly-Owned Subsidiary of Borrower pursuant to the Put Options set forth on The Residual Developer Certificate delivered to Agent on the date hereof for the Initial Unencumbered Pool Properties and disclosed to Agent in writing for any Unencumbered Pool Properties added after the Closing Date), and (Y) except during the sale lockout periods set forth on The Residual Developer Certificate delivered to Agent on the date hereof for the Initial Unencumbered Pool Properties or as disclosed to Agent in writing for any Unencumbered Pool Properties added after the Closing Date, there are no restrictions or limitations on Borrower’s or the applicable Subsidiary’s ability to sell, pledge, transfer, hypothecate, mortgage or assign such Unencumbered Pool Property or any direct or indirect interest therein, and no consent or approval of any holder of such Put Option or any other Person is required in connection therewith.

§6.22                 Property.  Except as set forth on Schedule 6.22 for the Initial Unencumbered Pool Properties delivered to the Agent on or before the Closing Date and as disclosed in writing to the Agent with respect to any Unencumbered Pool Properties added after the Closing Date, (i) all of the Unencumbered Pool Properties, and all major building systems located thereon, are structurally sound, in good condition and working order in all material respects and are free from material defects, subject to ordinary wear and tear, (ii) all of the other Real Estate of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Unencumbered Pool Properties and the other Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this §6.22, Environmental Laws) except where a failure to so comply has not and could not reasonably be expected to have a Material Adverse Effect, (iv) all utilities necessary for the use and operation of the Unencumbered Pool Properties are installed to the property lines of the Unencumbered Pool Properties through dedicated public rights of way or through perpetual private easements and which are insured as an appurtenance by an owner’s title insurance policy in favor of the applicable Unencumbered Pool Property Owner and are adequate to service the Building in compliance with applicable law, (v) the streets abutting the Unencumbered Pool Properties are dedicated and accepted public roads, to which the Unencumbered Pool Properties have direct access or are perpetual private ways (with direct access to public roads) to which the Unencumbered Pool Properties have direct access and which are insured as an appurtenance by an owner’s title insurance policy in favor of the applicable Unencumbered Pool Property Owner, (vi) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Real Estate which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (vii) each Unencumbered Pool Property is separately assessed for purposes of real estate tax assessment and payment, (viii) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Unencumbered Pool Property except as disclosed to Agent pursuant to §7.19 or as not required to be disclosed to Agent pursuant to §7.19(f), (ix) none of the Unencumbered Pool Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty except as disclosed to Agent pursuant to §7.19, (x) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent (a) requiring performance of any work with respect to any of the Unencumbered Pool Properties, which work, when aggregated with all other work required to be performed pursuant to such outstanding notices for all Unencumbered Pool Properties, would reasonably be expected to cost more than $1,000,000.00 to complete and which work, if not timely completed pursuant to such notices, would result in the loss of insurance at any Unencumbered Pool Property, or (b) canceling any policy of insurance, and each of the Unencumbered Pool Properties complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xi) neither the Borrower nor any Guarantor is a party to any Management Agreements for any of the Unencumbered Pool Properties except as has been delivered to the Agent and with respect to which the provisions of §7.12 have been complied with, and (xii) there are no defaults or material claims beyond any applicable notice and cure periods, or any basis for such defaults or material claims, in respect of any Unencumbered Pool Property or its operation by any party to any Management Agreement.

§6.23                 Brokers.  None of Borrower nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24                 Other Debt.  Schedule 6.24 hereto sets forth all agreements binding upon the Borrower and its Subsidiaries or their respective properties and entered into by the Borrower and/or such Subsidiary as of the date of this Agreement with respect to any Indebtedness of such Person that has a principal obligation in excess of $250,000.00 and, as of the date of this Agreement, none of the Borrower or any Subsidiary of Borrower is in default of the payment of any such Indebtedness or the performance of any related agreement, indenture or lease to which any of them is a party, except as noted on Schedule 6.24.

§6.25                 Solvency.  After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and assuming that the Contribution Agreement creates an asset of those parties entitled to contribution under the Contribution Agreement, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.26      No Bankruptcy Filing.  Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

§6.27      No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28      Transaction in Best Interests of the Borrower and Guarantors; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries.  The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement.  The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in  Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.29      Contribution Agreement.  The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights, general principles of equity, and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.30      Representations and Warranties of Guarantors.  The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.  As of the date of this Agreement, there is no Material Subsidiary that is not a party to the Guaranty.

§6.31      OFAC.  None of the Borrower, or any Guarantor, nor any of the Borrower’s or Guarantor’s respective Subsidiaries, or any of such Persons’ respective directors, officers, or, to the knowledge of the Borrower, employees, agents, advisors or Affiliates (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are:  (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria or (ii) with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (b) is not and shall not engage in any dealings or transactions or otherwise be associated with Person (any such Person, a “Designated Person”).  In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Laws (including, without limitation, any Sanctions Laws and Regulations) concerning money laundering and similar activities.  Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or any Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32      Unencumbered Pool Properties.  Schedule 1.3 hereto is a correct and complete list of all Unencumbered Pool Properties as of the Closing Date.  Each of the Unencumbered Pool Properties included by the Borrower in calculation Unencumbered Pool Availability and the compliance of the covenants set forth in §9 satisfies the requirements contained in this Agreement for the same to be included therein.

§7.                               AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1        Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2        Maintenance of Office.  The Borrower and each Guarantor will maintain their respective chief executive office at 5800 Granite Parkway, Suite 1000, Plano, Texas 75024, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3        Records and Accounts.  The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves.  Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required in accordance with GAAP or Applicable Law), or (y) change its fiscal year.  The Agent and the Lenders acknowledge that Borrower’s fiscal year is a calendar year.

§7.4        Financial Statements, Certificates and Information.  The Borrower will deliver or cause to be delivered to the Agent, in form and substance satisfactory to the Agent:

(a)           not later than one hundred (100) days after the end of each calendar year, the unaudited consolidated balance sheet of Borrower and its Subsidiaries at the end of such year, and the related unaudited consolidated statements of income, shareholders’ equity, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Monogram Officer (or other officer of the Borrower reasonably acceptable to the Agent) that the information contained in such financial statements fairly presents the financial position of Borrower and its Subsidiaries in accordance with GAAP;

(b)           not later than fifty-five (55) days after the end of each of the first three (3) calendar quarters of each year, the unaudited consolidated balance sheet of Borrower and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Monogram Officer (or other officer of the Borrower reasonably acceptable to the Agent) that the information contained in such financial statements fairly presents the financial position of Borrower and its Subsidiaries on the date thereof in accordance with GAAP (subject to year-end adjustments);

(c)           simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), a statement (a “Compliance Certificate”) certified by an Authorized Monogram Officer (or other officer of the Borrower reasonably acceptable to the Agent) in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date.  The Borrower shall submit with the Compliance Certificate an Unencumbered Pool Certificate in the form of Exhibit H attached hereto (a “Unencumbered Pool Certificate”) pursuant to which the Borrower shall list each of the Unencumbered Pool Properties, calculate the Unencumbered Pool Availability attributable to each of the Unencumbered Pool Properties, and the components thereof, as of the end of the immediately preceding calendar quarter, together with such supporting information as Agent may reasonably request, and certify that each Unencumbered Pool Property included therein and in the calculation of the Unencumbered Pool Availability satisfies the requirements contained in this Agreement for the same to be included therein;

(d)           simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), if requested by Agent or any Lender, (i) a Rent Roll for each of the Unencumbered Pool Properties as of the end of each calendar quarter (including the fourth calendar quarter in each year), and, (ii) an operating statement for each of the Unencumbered Pool Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to the Agent);

(e)           simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), for each Unencumbered Pool Property as of the end of each calendar quarter (including the fourth calendar quarter in each year) (i) a report of the Residual Developer Interests existing with respect to such Unencumbered Pool Property (including, without limitation, proper identification of the Person’s holding such interests) and an accounting of approximate current value of the same performed in accordance with the terms of this Agreement, including, without limitation, accounting for any “incentive” or “promotion” interest to which the Persons holding such Residual Developer Interests may be entitled in connection with the sale or financial performance of such Unencumbered Pool Property or otherwise (assuming a sale as of the end of the immediately preceding calendar quarter), (ii) updated Waterfall Calculations through the end of the prior calendar quarter (including the fourth calendar quarter in each year) and year to date, (iii) the balances of any capital accounts required to be maintained pursuant to the Organizational Agreements of any Developer JV owning a direct or indirect interest in such Unencumbered Pool Property at the end of each such calendar quarter, (iv) a report of the Put Options in effect with respect to such Unencumbered Pool Property, including the option price for each such Put Option and the applicable option and lockout periods associated therewith, and (v) such other information as the Agent or the Lenders may reasonably require in connection with the Residual Developer Interests and the Put Options (such statements and reports to be in form reasonably satisfactory to the Agent), in each case with respect to the items delivered by Borrower pursuant to clauses (i) through (v), certified by an Authorized Monogram Officer (or other officer of the Borrower reasonably acceptable to the Agent);

(f)            simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, a statement listing the Real Estate owned by Borrower and its Subsidiaries (or in which Borrower or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the purchase price, the Net Operating Income, approximate square footage, unit count and occupancy, and whether such Real Estate constitutes a Stabilized Property;

(g)           contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports, proxy statements and all other information sent to the owners of the Borrower or any of its Subsidiaries;

(h)           promptly following the Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and its Subsidiaries;

(i)            notice of any audits pending or threatened in writing with respect to any tax returns filed by Borrower or any of its Subsidiaries promptly following notice of such audit; and

(j)            from time to time, such other financial data and information in the possession of Borrower or its Subsidiaries (including without limitation status of litigation or investigations against Borrower or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Borrower or any of its Subsidiaries) as the Agent may reasonably request.

The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.”  Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof.  Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent and the Lenders.  The Borrower and the Guarantors authorize Agent and Lead Arrangers to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”).  Any such Electronic System is provided “as is” and “as available.”  The Agent and the Lead Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”).  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Lead Arrangers in connection with the Communications or the Electronic System.  In no event shall the Agent, the Lead Arrangers or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or any Lead Arrangers’ transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Lead Arrangers and the Lenders from any liability in connection therewith.  Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Lead Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Lead Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5                        Notices.

(a)           Defaults.  The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”.  If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

(b)           Environmental Events.  The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law (other than de minimis amounts that are not required to be reported, corrected or remediated); (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves any of the Real Estate.

(c)           Reserved.

(d)           Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $1,000,000.00.

(e)           Notices Received or Given Under Organizational Agreements; Defaults Under Joint Venture Agreements.  The Borrower will, within five (5) Business Days of notice or receipt, provide to the Agent copies of any and all written notices which are received by Borrower, Guarantor or any of their respective Subsidiaries under any partnership agreement, operating agreement, joint venture agreement or other Organizational Agreement, or any other agreement, instrument or document evidencing or relating to any Sub-REIT Preferred Equity, any Residual Developer Interest or any Put Option, to which Borrower, any Guarantor or any of their respective Subsidiaries is a party or is otherwise subject or which are given by Borrower, any Guarantor or any of their respective Subsidiaries to any other party under any of such agreements, instruments or documents, except, in each case, any recurring or routine notices given in the ordinary course of business under such agreements, instruments or documents, or of any failure by Borrower, any Guarantor or any of their respective Subsidiaries to perform any material obligation under any of such agreements, instruments or documents.  Additionally, without limiting the foregoing, the Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any breach or default by Borrower, any Guarantor or any of their respective Subsidiaries, any Developer or any other party under any agreement, instrument or document evidencing or relating to any Sub-REIT Preferred Equity, any Residual Developer Interest or any Put Option.

(f)            ERISA.  The Borrower will give notice to the Agent within five (5) Business Days after Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g)           Exercise of Put Option; Purchase of Residual Developer Interest.  The Borrower will, within five (5) Business Days of receiving notice that the holder of a Residual Developer Interest is exercising a Put Option with respect to an Unencumbered Pool Property, give Agent notice of the same, and shall promptly provide Agent with copies of all applicable offer letters, transfer agreements, Organizational Agreements or other documents setting forth the terms of or otherwise evidencing such exercise of the Put Option as may be reasonably requested by Agent.  Additionally, if Borrower or any Subsidiary thereof otherwise acquires all or a portion of any Residual Developer Interest, Borrower shall within five (5) Business Days of such acquisition give notice to the Agent thereof, and shall promptly provide Agent with copies of all applicable offer letters, transfer agreements, evidence of payment and supporting documentation, Organizational Agreements or other documents setting forth the terms of or otherwise evidencing such transfer as may be reasonably requested by Agent.

(h)           Notification of Lenders.  Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6                        Existence; Organizational Agreements; Maintenance of Properties.

(a)           Except as permitted under §§8.4 and 8.8, the Borrower, each Guarantor, each Developer JV and each Unencumbered Pool Property Owner will (i) preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation and (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect.  The Borrower, each Guarantor, each Developer JV and each Unencumbered Pool Property Owner will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business.  The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors (excluding any Sub-REIT Preferred Equity Interests permitted under this Agreement).

(b)           Borrower has delivered to Agent a certified copy of each of the organizational agreements, formation documents and certificates, joint venture agreements and other documents, together with all amendments thereto, governing Borrower, Subsidiary Guarantors and each of their respective Subsidiaries, including, without limitation, each of the Developer JVs and the Unencumbered Pool Property Owners (collectively, the “Organizational Agreements”).  Each of such Organizational Agreements are in full force and effect and are enforceable in accordance with their respective terms.  Except as provided in §7.15, Borrower and Subsidiary Guarantors shall not, and shall not permit any of their respective Subsidiaries to, modify or amend (other than modifications or amendments of an administrative or ministerial nature, such as replacing authorized signatories or a springing member, changes to the completion date or other construction milestone dates, and amendments setting up or designating accounts required under such Organizational Agreements), cancel, release, surrender, terminate or permit the modification or amendment (other than modifications or amendments of an administrative or ministerial nature, such as replacing authorized signatories or a springing member, changes to the completion date or other construction milestone dates, and amendments setting up or designating accounts required under such Organizational Agreements), cancellation, release, surrender or termination of, any of such Organizational Agreements, or dissolve, liquidate or permit the expiration of any of such Organizational Agreements or the termination or cancellation thereof, without in each instance the prior written consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in all material respects in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.

§7.7        Insurance.  The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will procure and maintain or cause to be procured and maintained insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

§7.8        Taxes; Liens.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal and state income taxes, real estate taxes and other material taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Pool Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor shall not be subject to any suspension, loss of privileges or rights or material fine by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any imminent danger of sale, forfeiture, loss or suspension of operation  by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9        Inspection of Properties and Books.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the Unencumbered Pool Properties (subject to the rights of tenants under leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10      Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, in each case with respect to clauses (a) through (e) above, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.  The Agent will provide a copy of any written notice received from Borrower pursuant to the foregoing sentence (together with all other written information that accompanied such notice) to each of the Lenders within five (5) Business Days after receipt thereof.

§7.11      Further Assurances.  The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12      Management.  Without the prior written consent of the Required Lenders, the Borrower shall not and shall not permit any Subsidiary Guarantor to enter into any Management Agreement for any Unencumbered Pool  Property with a manager other than Monogram Parent or a Wholly-Owned Subsidiary thereof.  The Borrower shall give the Agent written notice of any Management Agreement for any Unencumbered Pool Property and shall cause the property manager under such Management Agreement to execute and deliver to Agent a Subordination of Management Agreement with respect thereto.  The Borrower shall not and shall not permit any Subsidiary Guarantor or any other Subsidiary to increase any management fee payable under a Management Agreement during any time that the applicable Real Estate is an Unencumbered Pool Property without the prior written consent of the Agent.

§7.13      Leases of the Property.  Neither the Borrower nor any Subsidiary Guarantor will, nor shall they permit any Unencumbered Pool Property Owner to, without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed) (a) lease all or any portion of an Unencumbered Pool Property or other Real Estate except as a Multifamily Property (or for ancillary services and leases, such as laundry, clubhouse, athletic, mail/package, business center, pet, bicycle or automobile parking facilities and retail spaces) in the ordinary course of business consistent with prudent leasing and management standards, or (b) amend, waive, terminate, cancel, or accept the surrender of, any lease or other occupancy agreement at any Unencumbered Pool Property except in the ordinary course of leasing and managing a Multifamily Property consistent with prudent leasing and management standards.

§7.14      Business Operations.  Borrower and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents.  Neither Borrower nor the Subsidiary Guarantors will, or permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the acquisition, ownership, operation, leasing, management, financing, refinancing, disposition, development and redevelopment of Multifamily Properties and activities reasonably related or  incidental thereto.

§7.15      Purchase of Residual Developer Interests.  Upon the purchase of all of the Residual Developer Interests with respect to an Unencumbered Pool Property by Borrower or any Wholly-Owned Subsidiary of Borrower, whether pursuant to the exercise of a Put Option by the holder of such Residual Developer Interest or otherwise, Borrower shall, and shall cause its Subsidiaries to, enter into such modifications, amendments and/or restatements of the Organizational Agreements of the applicable Subsidiaries of Borrower owning a direct or indirect interest in such Unencumbered Pool Property (including, without limitation, the applicable Developer JV and Unencumbered Pool Property Owner) for the purposes of removing any limitations or restrictions contained in such Organizational Agreements with respect to such Subsidiary (including, without limitation, the applicable Developer JV and Unencumbered Pool Property Owner) providing a guaranty for the Obligations or pledging its assets as security for the Obligations, or otherwise to correct any inconsistencies or inaccuracies contained in such Organizational Agreements, such modifications, amendments and/or restatements, to the extent not otherwise permitted pursuant to §7.6(b), to be in form and substance reasonably acceptable to Agent.

§7.16      Ownership of Real Estate.  Without the prior written consent of the Agent, all Real Estate and all interests (whether direct or indirect) of the Borrower in any Real Estate assets or other assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Borrower, a Wholly-Owned Subsidiary of the Borrower or a Subsidiary of Borrower in which Borrower directly or indirectly owns all of the Equity Interests except for Equity Interests on account of Sub-REIT Preferred Equity or Residual Developer Interests permitted under this Agreement.

§7.17      Distributions of Income to the Borrower.  The Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a monthly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.  Neither the Borrower, the Subsidiary Guarantors or any of their Subsidiaries shall enter into any agreement that limits the ability of any Subsidiary to make a Dividend or distribution payment to the Borrower or any Subsidiary Guarantor, as applicable, or to otherwise transfer any property to the Borrower or any Subsidiary Guarantor.

§7.18      Plan Assets.  The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate or other assets will be deemed to be Plan Assets at any time.

§7.19                 Unencumbered Pool Properties

(a)           The Borrower shall have the right, at any time, and from time to time, to include any Eligible Real Estate in the calculation of Unencumbered Pool Availability by providing written notice to Agent of Borrower’s intent to include such Eligible Real Estate in the calculation of Unencumbered Pool Availability, provided that the Eligible Real Estate included in the calculation of the Unencumbered Pool Availability shall at all times satisfy all of the following conditions:

(i)            the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple by Borrower, a Wholly-Owned Subsidiary of the Borrower or a Subsidiary of Borrower in which Borrower directly or indirectly owns all of the Equity Interests except for Equity Interests on account of Sub-REIT Preferred Equity and/or Residual Developer Interests permitted under this Agreement, in each case free and clear of all Liens other than the Liens permitted in §8.2;

(ii)           such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable Organizational Agreements), provided, however, that such Eligible Real Estate may be subject to a Put Option approved by Agent (such approval not to be unreasonably withheld, conditioned or delayed) so long as the terms of such Put Option do not restrict or limit (including, without limitation, by requiring the consent or approval of the holder of such Put Option or other third party) the ability of Borrower or any of its Subsidiaries to (1) sell, assign or otherwise transfer such Eligible Real Estate at any time except during any specified put option lockout period set forth in the applicable agreements evidencing or relating to such Put Option (and any subsequent put option lock periods set forth therein in the event that such Eligible Real Estate is not timely sold during the previous put option lockout periods), in each case, as set forth in the agreements evidencing or relating to such Put Option approved by Agent in connection with the addition of such Real Estate as an Unencumbered Pool Property (it being acknowledged and agreed that the Put Options existing at Closing with respect to the Initial Unencumbered Pool Properties have been approved by Agent), or (2) encumber such Eligible Real Estate as collateral for Indebtedness;

(iii)          if such Eligible Real Estate is directly or indirectly owned by a Wholly-Owned Subsidiary of the Borrower, (a) such Wholly-Owned Subsidiary shall be a Subsidiary Guarantor, (b) the only material asset of such Subsidiary shall be Eligible Real Estate included in the calculation of the Unencumbered Pool Availability and related fixtures and personal property and other Investments permitted pursuant to §8.3, and (c) if such Subsidiary is subject to a Residual Developer Interest, the Person holding such Residual Developer Interest shall not (1) have the right or option to cause the Borrower or such Subsidiary to encumber, pledge, sell or otherwise transfer such Eligible Real Estate, or (2) be entitled to any termination fee or other payment upon the purchase of such Residual Developer Interest on account of such Person exercising the Put Option, if any, associated with such Residual Developer Interest (except for the price for such Put Option set forth in the Organizational Agreements for the applicable Developer JV (the “Put Option Strike Price”)), and, if such Residual Developer Interest is subject to a Put Option, such Residual Developer Interest shall fully terminate, and the holder thereof shall have no further rights with respect to such Residual Developer Interest, upon payment in full of the Put Option Strike Price;

(iv)          the Equity Interests held by Borrower or any Subsidiary of Borrower in each Subsidiary that directly or indirectly owns such Real Estate shall be free and clear of all Liens, other than Liens permitted by §8.2(i)(A);

(v)           none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property;

(vi)          (A) Borrower or a Wholly-Owned Subsidiary of Borrower shall at all times be the sole general partner or managing member of any Developer JV which owns a direct or indirect interest in such Eligible Real Estate, (B) Borrower and any of its Subsidiaries having an interest in such Developer JV (whether such interest is a general partnership interest, limited partnership interest, limited liability company interest or any other type of interest) (1) shall perform all of its material obligations under the applicable partnership agreements, operating agreements, joint venture agreements or other Organizational Agreements governing or controlling such Developer JV, and (2) shall not permit any additional or new partners or members to be admitted to such Developer JV, except as permitted under §§8.4(i) or (ii) of this Agreement or, to the extent the Developer under such Developer JV has express rights under the applicable Organizational Agreements to transfer all or a portion of its Equity Interests in such Developer JV to an Affiliate of such Developer without the prior consent or approval of Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor, the transfer of all or a portion of such Developer’s Equity Interests in such Developer JV to an Affiliate of such Developer, or otherwise cause or permit the interest of such Person to be diluted in any manner, and (C) such Developer JV shall either directly own such Eligible Real Estate or shall own directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of the Unencumbered Pool Property Owner which owns such Eligible Real Estate; and

(vii)         if a Sub-REIT owns any direct or indirect interest in such Eligible Real Estate (or in the Unencumbered Pool Property Owner which owns such Eligible Real Estate), Borrower shall not cause or permit the amount of Sub-REIT Preferred Equity with respect to any such Sub-REIT to be increased, in each case, without the prior written consent of the Agent, provided that, in no event shall the foregoing limit or restrict any transfers of Sub-REIT Preferred Equity.

(b)           Agent shall, within twenty (20) Business Days after receiving Borrower’s written notice of intent to include any Eligible Real Estate in the calculation of Unencumbered Pool Availability, together with all of the Eligible Real Estate Qualification Documents

(including any resubmittals thereof in response to revisions or additional information reasonably requested by Agent in order to evidence compliance with the applicable requirements for the inclusion of such Eligible Real Estate in the calculation of Unencumbered Pool Availability) and all other documentation and information reasonably requested by Agent to permit the Agent to confirm whether such Real Estate is Eligible Real Estate (including, without limitation, an Appraisal of such Real Estate and, in the event Agent reasonably disapproves such Appraisal pursuant to §5.1(c), a Replacement Appraisal of such Real Estate) and satisfies the conditions of §7.19(a), advise the Borrower whether such Real Estate is Eligible Real Estate and satisfies the conditions of §7.19(a), or whether such Real Estate is not Eligible Real Estate and/or does not satisfy the conditions of §7.19(a) (in which event, such notification shall provide, in reasonable detail, the reasons for such non-satisfaction).

(c)           The Unencumbered Pool Properties included in the calculation of Unencumbered Pool Availability shall at all times have an aggregate weighted occupancy rate of at least eighty-five percent (85%).

(d)           The Unencumbered Pool Availability attributable to any single Unencumbered Pool Property (which for purposes of the requirement set forth in this §7.19(d)  shall include each of the “phases”, if applicable, associated with such Unencumbered Pool Property) shall not exceed an amount equal to twenty-five percent (25%) of the total Unencumbered Pool Availability; provided that a failure to satisfy the requirements of this §7.19(d) shall not result in any Unencumbered Pool Property not being included in the calculation of Unencumbered Pool Availability, but any of such Unencumbered Pool Availability in excess of such limitation shall be excluded for purposes of calculating Unencumbered Pool Availability, but such excess shall be included in the calculation of the aggregate Appraised Value for purposes of determining compliance with the Target Pool Size;

(e)           The aggregate Unencumbered Pool Value of all of the Unencumbered Pool Properties included in the calculation of Unencumbered Pool Availability shall at all times be equal to or greater than the Target Pool Size, except solely in connection with the sale of one or more Unencumbered Pool Properties to Person(s) other than Borrower, its Subsidiaries or any of their respective Subsidiaries or Affiliates (except for Monogram Parent, PGGM Parent or any of their respective Wholly-Owned Subsidiaries, provided, that such sale is made pursuant to a bona-fide arm’s length transaction); provided, however, that in no event shall (a) there be less than six (6) Unencumbered Pool Properties included in the calculation of the Unencumbered Pool Availability, and (b) the aggregate Unencumbered Pool Value of the Unencumbered Pool Properties included in the calculation of Unencumbered Pool Availability be less than $350,000,000.00;

(f)            In the event that all or any material portion of any Unencumbered Pool Property included in the calculation of the Unencumbered Pool Availability shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Unencumbered Pool Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes operational in all material respects and the Agent shall receive evidence reasonably satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Agent shall receive evidence reasonably satisfactory to the Agent (which evidence may include the availability of rent loss and other insurance) that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation (as determined by Agent reasonably and in good faith).  In the event that such damage or condemnation only partially affects such Eligible Real Estate included in the calculation of the Unencumbered Pool Availability, then the Agent may in good faith reduce the Unencumbered Pool Availability attributable thereto based on such damage until such time as the Agent receives evidence reasonably satisfactory to the Required Lenders that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely and permanently affected by such damage or condemnation.

(g)           Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Pool Availability, such asset shall no longer be included in the calculation of the Unencumbered Pool Availability unless otherwise approved in writing by the Required Lenders.  Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Pool Availability attributable to such asset.  Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §7.19, §9.1 and §9.2.

(h)           Provided, subject to §12.2(b) in the case of an Unencumbered Pool Property which is being removed to cure a Default or Event of Default that affects only such Unencumbered Pool Property or the owner thereof, no Default or Event of Default shall have occurred hereunder and be continuing, or would exist immediately after giving effect to the transactions contemplated by this §7.19(h), the Borrower may, by giving written notice of the same to Agent, remove an Unencumbered Pool Property from the calculation of Unencumbered Pool Availability, subject to and upon the following terms and conditions:

(i)            Borrower shall deliver to the Agent written notice of its election to remove such Unencumbered Pool Property from the calculation of Unencumbered Pool Availability no later than five (5) Business Days (or such shorter period as Agent may approve) prior to the date on which such removal is to be effected, which notice shall be accompanied by a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in good faith by the Borrower to give effect to such removal and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such removal.

(ii)           Promptly following such removal such Unencumbered Pool Property shall be sold or otherwise disposed of or transferred such that such Unencumbered Pool Property shall no longer be owned, directly or indirectly, by Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries;

(iii)          Without limiting or affecting any other provision hereof, (x) any removal of an Unencumbered Pool Property pursuant to this §7.19(h) will not cause the Borrower to be in violation of the covenants set forth in this Agreement, and (y) if and to the extent applicable, Borrower shall comply with the terms of §§3.2(a) and (b) in connection with any removal of an Unencumbered Pool Property pursuant to this §7.19(h); and

(iv)          Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such removal, including without limitation, reasonable attorney’s fees.

§7.20      Sanctions Laws and Regulations.  The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act.  None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations.  Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions Laws and Regulations.

§8.                               NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1        Restrictions on Indebtedness.  The Borrower will not, and will not permit any Subsidiary Guarantor or any of their respective Subsidiaries (including, without limitation, any Unencumbered Pool Property Owners, but expressly excluding any direct or indirect owner of Borrower, including, without limitation, Monogram Parent) to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness to the Lenders arising under any of the Loan Documents;

(b)           Indebtedness of the Borrower to the Lender Hedge Providers in respect of any Hedge Obligations;

(c)           current liabilities (including current liabilities being contested in good faith) of the Borrower, the Subsidiary Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d)           Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e)           Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(f)            endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(g)           Indebtedness in respect of Capitalized Leases, not to exceed $250,000.00 for each Unencumbered Pool Property or other Real Estate, provided that such Indebtedness shall not have any of the Unencumbered Pool Properties (except for the specific items leased under such Capitalized Leases) or any interest therein or any direct or indirect ownership interest in the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries (including, without limitation, any Developer JV or Unencumbered Pool Property Owner) as collateral; and

(h)           subject to the terms and conditions of this Agreement and the other Loan Documents, any Put Options, Sub-REIT Preferred Equity and Residual Developer Interests permitted hereunder.

§8.2        Restrictions on Liens, Etc.  The Borrower will not, and will not permit any Subsidiary Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) assign, pledge or otherwise transfer as part of a financing transaction any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Subsidiary Guarantor or any such Subsidiary (it being acknowledged that nothing contained herein shall limit or effect Liens that may be created, incurred or otherwise permitted to exist by any direct or indirect owner of Borrower, including without limitation, Monogram Parent) may create or incur or suffer to be created or incurred or to exist:

(i)            Liens on properties (A) to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (B) claims for labor, material or supplies incurred in the ordinary course of business, in each case in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;

(ii)           deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations or to secure insurance carriers;

(iii)          cash deposits to secure the performance of trade contracts (other than for Indebtedness), purchase contracts, leases, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(iv)          encumbrances reflected in the owner’s title policies issued to the Borrower or an Unencumbered Pool Property Owner, as applicable, upon acquisition of the Unencumbered Pool Properties and other encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, and other non-monetary liens or encumbrances, none of which materially and adversely interferes with the use of the property affected in the ordinary conduct of the business of the Borrower or any such Subsidiary, and which encumbrances, defects, easements and/or non-monetary liens do not individually or in the aggregate have a Material Adverse Effect;

(v)           rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vi)          Liens of Capitalized Leases permitted under §8.1(g) on the property leased thereby; and

(vii)         Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations.

Notwithstanding anything in this Agreement to the contrary, neither Borrower, any Subsidiary Guarantor nor any of their respective Subsidiaries shall grant any Liens secured by Equity Interests or any distributions or any other rights or interests relating thereto except for Liens granted to Agent under the Loan Documents, if any.

§8.3        Restrictions on Investments.  Neither the Borrower will, nor will it permit any Subsidiary Guarantor or any of their respective Subsidiaries (it being acknowledged that nothing contained herein shall limit or effect Investments that may be made or otherwise permitted to exist by any direct or indirect owner of Borrower, including without limitation, Monogram Parent) to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower or any such Subsidiary;

(b)           marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Governmental National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d)           commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e)           bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f)            repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing §§8.3(a), 8.3(b) or 8.3(c) with banks described in the foregoing §8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g)           cash equivalents and shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and having total assets in excess of $50,000,000;

(h)           investments in utility deposits and cash deposits for municipal construction and other similar escrows;

(i)            the acquisition of fee interests by the Borrower or its Subsidiaries in Unencumbered Pool Properties and personal property assets related to the ownership and operation of such Unencumbered Pool Properties;

(j)            Investments by the Borrower in Subsidiaries that are directly or indirectly one-hundred-percent (100%) owned by the Borrower (except (x) with respect to any Developer JVs which are subject to Residual Developer Interests, and (y) Sub-REIT Preferred Equity), which in turn own such Unencumbered Pool Properties;

(k)           Investments in funds held by a Qualified Intermediary, as contemplated in §8.15; and

(l)            Investments in Real Estate which is improved by or to be improved by a Multifamily Property in a Like Kind Exchange pursuant to §8.15.

For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, none of Borrower, Subsidiary Guarantors or any of their respective Subsidiaries shall be permitted to own any Real Estate other than the Unencumbered Pool Properties, except for (i) any Unencumbered Pool Properties which have been disqualified from the calculation of Unencumbered Pool Availability pursuant to §§7.19(f) or (g) of this Agreement, (ii) any Unencumbered Pool Property that has been removed from the calculation of Unencumbered Pool Availability pursuant to §7.19(h) of this Agreement, but have not yet been sold, conveyed or otherwise transferred, as provided therein, and (iii) any Real Estate purchased by Borrower, a Subsidiary Guarantor or a Subsidiary of Borrower or such Subsidiary Guarantor upon the consummation of a Like Kind Exchange pursuant to §8.15 which Real Estate is either (A) permitted to be owned by such Person pursuant to §8.15(f)(ii)(X), or (B) required to be sold, conveyed or transferred by such Person such that the Real Estate is no longer owned, directly or indirectly, by Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries pursuant to §8.15(f)(ii)(Y), but such Real Estate has not yet been sold, conveyed or otherwise transferred as provided therein, and for purposes of any representation, warranty, covenant or condition contained in this Agreement which applies to Real Estate, the term Real Estate shall include the Unencumbered Pool Properties and the other Real Estate referenced in the foregoing clauses (i), (ii) and (iii).

§8.4        Merger, Consolidation.  The Borrower will not, nor will it permit the Subsidiary Guarantors or any of their respective Subsidiaries to, dissolve, liquidate, dispose of all or substantially all of its assets or business, merge, reorganize, consolidate or do any other business combination, individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders.  Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender:  (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own any assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.4), and (iv) the merger or consolidation, directly or indirectly, of Borrower with any other Person so long as (A) Borrower shall be the continuing and surviving Person; (B) Borrower shall have given the Agent and the Lenders at least thirty (30) days’ prior written notice of such consolidation or merger; (C) Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to Borrower, evidencing the continued compliance by the Borrower and Guarantors with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in §9, after giving effect to such consolidation or merger, together with any documentation and information reasonably requested by the Lenders in connection with “know your customer” laws or policies;

(D) such consolidation or merger is not the result of a hostile takeover; (E) there is no Default or Event of Default at the time of such consolidation or merger and the consummation of such consolidation or merger does not result in a Default or Event of Default (including without limitation, any Change of Control); (F) each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects immediately after giving effect to such merger or consolidation (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), and (G) all of the Real Estate directly or indirectly owned by Borrower following such consolidation or merger shall be included as an Unencumbered Pool Property (except for any Real Estate which has previously been disqualified from the calculation of Unencumbered Pool Availability pursuant to §§7.19(f) or (g) of this Agreement and is not eligible for inclusion therein, and any Unencumbered Pool Property that has been removed from the calculation of Unencumbered Pool Availability pursuant to §7.19(h) of this Agreement, but have not yet been sold, conveyed or otherwise transferred, as provided therein).  Nothing in this §8.4 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement.  A Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §§5.4 and 8.8), and after any such permitted sale, may dissolve.

§8.5                        Sale and Leaseback.  The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of the Agent, such consent not to be unreasonably withheld.

§8.6                        Compliance with Environmental Laws.  None of the Borrower nor any Subsidiary Guarantor will, nor will any of them permit any of their respective Subsidiaries or knowingly permit (which knowledge for the purposes of this §8.6 shall include knowledge that Borrower, the Guarantors or their respective Subsidiaries should have known had they exercised reasonable diligence) any other Person to, do any of the following:  (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating multifamily residential properties as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any

Hazardous Substances (except in compliance with all Environmental Laws), except, in each case,  with respect to any Unencumbered Pool Property or other parcel of Real Estate, where any such use, generation, conduct or other activity has not had and could not reasonably be expected, when taken together with all other matters covered by this §8.6 affecting or relating to such Unencumbered Pool Property or other parcel of Real Estate, to result in liability, clean up, remediation, containment, correction or other costs to Borrower, any Guarantor or any of their respective Subsidiaries in excess of $100,000.00 in the aggregate for each such Unencumbered Pool Property or other parcel of Real Estate, or materially adversely affect the operation of or ability to use such Unencumbered Pool Property or other parcel of Real Estate; provided, that such estimated liability or other costs shall be promptly reported to the Agent and Borrower shall diligently and continuously pursue corrective, remedial and other actions to bring such Real Estate into compliance with Environmental Laws and to eliminate such liability.

The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i)                                     in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Unencumbered Pool Properties in violation of applicable Environmental Laws; and

(ii)                                  if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Unencumbered Pool Property (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Pool by the Borrower or any Subsidiary thereof), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Unencumbered Pool Property in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Subsidiary Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency.  The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii)                               At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Unencumbered Pool Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Unencumbered Pool Property and (B) whether the use and operation of any such Unencumbered Pool Property complies with all Environmental Laws to the extent required by the Loan Documents.  Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any

Unencumbered Pool Properties, or that any of the Unencumbered Pool Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of the Agent obtain and deliver to the Agent such environmental assessments of such Unencumbered Pool Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to such Unencumbered Pool Property and (B) whether the use and operation of such Real Estate comply with all Environmental Laws to the extent required by the Loan Documents.  Environmental assessments may include detailed visual inspections of such Unencumbered Pool Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Unencumbered Pool Property and the use and operation thereof with all applicable Environmental Laws.  All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7                        Distributions. The Borrower shall not make any Distributions to its partners, members or other owners if a Default or an Event of Default shall have occurred and be continuing, or if a Default or an Event of Default would occur as a result of making any such Distribution.

§8.8                        Asset Sales.  Subject to Borrower remaining in compliance with the terms and conditions of this Agreement, including, without limitation, §3.2, §7.19 and §8.3, Borrower shall have the right to, and to cause the Guarantors or their respective Subsidiaries to, sell, transfer, convey any of the assets of such Person (including, without limitation, an Unencumbered Pool Property) to any other Person (including, without limitation, any Affiliate of Borrower) on such terms and for such amounts as Borrower shall determine in its sole discretion; provided, however, that at any time during the existence of a Default or Event of Default, Borrower shall not be permitted to, and shall not permit any Subsidiary Guarantor or any Subsidiary of Borrower or any Subsidiary Guarantor to, sell, transfer or convey any Real Estate (including, without limitation, any Unencumbered Pool Property) owned by such Person to any other Person, except as expressly permitted under §12.2(b) with respect to an Unencumbered Pool Property which is being removed to cure a Default or Event of Default that affects only such Unencumbered Pool Property or the owner thereof.

§8.9                        Restriction on Prepayment of Indebtedness.  The Borrower and the Subsidiary Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1 or from cash or property contributed by Monogram Parent and/or PGGM Parent to prepay such indebtedness, or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.

§8.10                 Zoning and Contract Changes and Compliance.  Without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Borrower nor any Subsidiary Guarantor shall, nor shall such they permit any of their respective Subsidiaries to, (a) initiate or consent to any zoning reclassification of any of the Unencumbered Pool Property or seek any variance under any existing zoning ordinance or use or permit the use of any Unencumbered Pool Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or (b) initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Unencumbered Pool Property.

§8.11                 Derivatives Contracts.  Neither the Borrower, the Subsidiary Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for (i) Hedge Obligations of the Borrower or (ii) fully prepaid interest rate caps of the Borrower; provided, further, that the aggregate notional amount of all such Derivatives Contracts shall not at any time exceed the Total Commitment.

§8.12                 Transactions with Affiliates.  The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions set forth on Schedule 6.14 attached hereto, (ii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (iii) sales, transfers and conveyances of assets permitted pursuant to §8.8 or §12.2(b), (iv) agreements providing for the rental of an apartment unit to an officer or employee or Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates at a discounted rate (i.e., an employee discount or short-term corporate rental), or for free as an incentive for services performed by such Person (i.e., an on-site property manager’s apartment), provided that all of such transactions, when considered in the aggregate, shall not be material to the operations of Borrower or any Unencumbered Pool Property, and (v) transfers or allocations of furniture, equipment and other personal property or services among properties owned by Borrower, any Guarantor or any of their respective Affiliates, provided that all of such transactions, when considered in the aggregate, shall not be material to the operations of Borrower or any Unencumbered Pool Property.

§8.13                 [Intentionally Omitted.]

§8.14                 Equity Pledges.  Notwithstanding anything in this Agreement to the contrary, the Borrower shall not create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of the Borrower, or of Borrower in any of its Subsidiaries, including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.15                 Like Kind Exchanges.  Notwithstanding anything in this Agreement to the contrary, an Unencumbered Pool Property Owner shall be permitted to engage in the sale of an

Unencumbered Pool Property in a tax-deferred exchange pursuant to Section 1031 of the Code (a “Like Kind Exchange”), provided that the following terms and conditions shall apply to each such Like Kind Exchange:

(a)                                 Agent shall have approved (i) the structure and documentation for such Like Kind Exchange and such documentation shall not be modified, amended or terminated without Agent’s reasonable consent (provided, that Agent shall not have any consent or approval rights with respect to (X) the documentation designating the replacement property for such Like Kind Exchange or governing the acquisition of such replacement property from the owner thereof (such as the purchase and sale agreement, deed, bill of sale or other conveyance document) or (Y) any ministerial or administrative modifications to the documentation for such Like Kind Exchange (such as changing a notification address or designating a deposit account)), (ii) the qualified intermediary accommodating such Like Kind Exchange, which qualified intermediary shall, at all times during such Like Kind Exchange, satisfy the requirements therefor under the Code (such Person, a “Qualified Intermediary”), all such Agent approvals not to be unreasonably withheld, conditioned or delayed;

(b)                                 all or a portion of the proceeds from such sale (as determined by Borrower) shall be deposited with, and held by, a Qualified Intermediary during the pendency of such Like Kind Exchange (such proceeds, the “Exchange Funds”).  Promptly after such sale, Borrower shall provide Agent with a written statement from the Qualified Intermediary confirming the receipt of such Exchange Funds by the Qualified Intermediary, the exact amount thereof and that such funds have been deposited into an exchange account held by or on behalf of such Qualified Intermediary. Borrower shall only be permitted to use the Exchange Funds to either (i) effectuate such Like Kind Exchange pursuant to the Code and the terms and conditions hereof, or (ii) prepay the Loans to the extent required by, and in accordance with, §3.2(a) (or, if no such prepayment is required, for any other purpose that does not cause a Default or Event of Default);

(c)                                  such Like Kind Exchange shall be completed by Borrower and such Unencumbered Pool Property Owner within the time period which is the shorter of (i) one hundred eighty (180) days following the sale of the Unencumbered Pool Property which is the subject thereof, and (ii) the time period provided under the Code to validly effectuate such Like Kind Exchange;

(d)                                 such Unencumbered Pool Property Owner and each other Subsidiary of Borrower which owned a direct or indirect interest in the Unencumbered Pool Property that is the subject of the Like Kind Exchange (and during the pendency of the Like Kind Exchange owns a direct or indirect interest in the Exchange Funds being held by such Qualified Intermediary) shall (i) remain a Subsidiary Guarantor hereunder at all times during the pendency of the Like Kind Exchange if such Person is a Subsidiary Guarantor prior to the sale of such Unencumbered Pool Property, and (ii) become a Subsidiary Guarantor hereunder promptly after such sale (but in any event, no later than ten (10) Business Days after such sale (as such time period may be extended by Agent in its reasonable discretion)) if such Person was not a Subsidiary Guarantor prior to such sale, and such Person shall thereafter remain a Subsidiary Guarantor hereunder at all times during the pendency of the Like Kind Exchange, notwithstanding the existence of any Residual Developer Interests in such Person;

(e)                                  so long as (X) no Event of Default shall have occurred and be continuing and Borrower and such Unencumbered Pool Property Owner shall be in compliance with the terms of this §8.15, and (Y) Borrower shall have delivered to Agent a Compliance Certificate in connection with such Like Kind Exchange (calculated after giving effect to the adjustments set forth in clauses (i) and (ii) below), then:

(i)                                     the sum of the total amount of such Exchange Funds being held by such Qualified Intermediary, less the amount due in taxes being deferred by such Like Kind Exchange, as determined by Borrower in good faith and reasonably acceptable to the Agent (such amount, the “Net Restricted Proceeds”) shall, during the pendency of the Like Kind Exchange, be deemed to be included in the aggregate Unencumbered Pool Value solely for purposes of determining compliance with §9.1; provided, however, that no more than twenty-five percent (25%) of the aggregate Unencumbered Pool Value shall at any time be deemed to include Net Restricted Proceeds pursuant to this §8.15(e)(i), and any excess shall be excluded from the calculation of aggregate Unencumbered Pool Value for purposes of determining compliance with §9.1; and

(ii)                                  during the pendency of the Like Kind Exchange, the Outstanding principal balance of all Loans and Letter of Credit Liabilities shall be deemed reduced by the Net Restricted Proceeds Limit solely for purposes of determining compliance with §9.2;

(f)                                   Upon the consummation of the Like Kind Exchange, (i) if such replacement property constitutes Eligible Real Estate and the conditions set forth in this Agreement for such Real Estate to be included as an Unencumbered Pool Property are satisfied (including, without limitation, the delivery of each of the Unencumbered Pool Qualification Documents with respect to such Real Estate, each of which shall be in form and substance reasonably satisfactory to the Agent), or the LKE Required Lenders otherwise consent to the inclusion of such Real Estate as an Unencumbered Pool Property, then such replacement property shall be included as an Unencumbered Pool Property, and (ii) if such replacement property does not constitute Eligible Real Estate and/or the conditions set forth in this Agreement for such Real Estate to be included as an Unencumbered Pool Property are not satisfied, then, (X) notwithstanding anything to the contrary contained in this Agreement, so long as such Real Estate is improved by an income-producing Multifamily Property, the development of which has been substantially completed as evidenced by the issuance of a Certificate of Occupancy and such Real Estate complies with all of the representations set forth in §6.19 and §6.22 of this Agreement concerning such Real Estate, then such Real Estate may be continued to be owned by Borrower or a Wholly-Owned Subsidiary of Borrower, but such Real Estate shall not be included as an Unencumbered Pool Property unless and until such Real Estate constitutes Eligible Real Estate and the conditions set forth in this Agreement for such Real Estate to be included as an Unencumbered Pool Property are satisfied (including, without limitation, the delivery of each of the Unencumbered Pool Qualification Documents with respect to such Real Estate, each of which shall be in form and substance reasonably satisfactory to the Agent), or the LKE Required Lenders otherwise consent to the inclusion of such Real Estate as an Unencumbered Pool Property, or (Y) Borrower shall promptly transfer, or cause to be transferred, such Real Estate (or the Equity Interests of the Person’s which directly or indirectly own such Real Estate), in each case, in accordance with the terms and conditions of this Agreement, such that the replacement property shall no longer be owned, directly or indirectly, by Borrower, any Subsidiary Guarantor or any of their respective

Subsidiaries; provided, in each case under this §8.15(f), (I) the Borrower shall at all times remain in compliance with the terms and conditions of this Agreement, including, without limitation, §§3.2(a)), §9.1 and §9.2, (II) the Borrower shall deliver to Agent, within three (3) Business Days’ of the consummation of such Like Kind Exchange, a Compliance Certificate (calculated after giving effect to the consummation of such Like Kind Exchange), and (III) Agent shall release from the Guaranty each Subsidiary Guarantor which owns, directly or indirectly, any Real Estate that is transferred as contemplated in item (Y) above, provided, that any such Subsidiary Guarantor (A) does not own any direct or indirect interest in any Real Estate (or own any Equity Interests of a Person which directly or indirectly owns such Real Estate) other than the Real Estate that is transferred as contemplated in item (Y) above, and (B) is either dissolved or all of the Equity Interests in such Subsidiary Guarantor are transferred or conveyed to a Person other than Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries, such that the Subsidiary Guarantor being released pursuant to this clause (III) shall no longer be a Material Subsidiary at the time of such release.

Notwithstanding anything to the contrary contained in this §8.15, not more than one (1) Unencumbered Pool Property Owner (with respect to not more than one (1) Unencumbered Pool Property) shall be permitted to engage in a Like Kind Exchange and obtain the benefit of this §8.15 at any one time.  Nothing contained in this §8.15 shall be deemed to modify or limit the covenants, representations, warranties, requirements, terms and conditions contained in this Agreement applicable to Real Estate, Eligible Real Estate and/or Unencumbered Pool Properties, including without limitation, the requirements set forth in the definition of Eligible Real Estate and §7.19(a).  Notwithstanding anything to the contrary contained in this Agreement, if any action or inaction by Borrower under this §8.15 results in a violation of the covenants set forth in §9.1 or §9.2, any waiver or modification of such covenants made in order to cure such violation shall require the written consent of the LKE Required Lenders.

§9.                               FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1                        Unencumbered Pool Leverage Ratio.  The Borrower will not at any time permit the Unencumbered Pool Leverage Ratio to exceed fifty percent (50%); provided, however, that the Unencumbered Pool Leverage Ratio shall be permitted to increase to up to fifty-five percent (55%) in the event such increase is caused by a decline in the Appraised Value of an existing Unencumbered Pool Property disclosed pursuant to a new or updated Appraisal received by Agent pursuant to §5.1.

§9.2                        Implied Debt Service Coverage Ratio.  The Borrower will not, as of the end of any calendar quarter, at any time permit the Implied Debt Service Coverage Ratio to be less than 1.40 to 1.00.

§10.                        CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue the Letter(s) of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1                 Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Agent shall have received a fully executed counterpart of each such document, except that each Revolving Credit Lender shall have received the fully-executed original of its Revolving Credit Note and each Term Loan Lender shall have received the fully-executed original of its Term Loan Note.

§10.2                 Certified Copies of Organizational Documents.  The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to Borrower or any other Person that owns an Unencumbered Pool Property) in which such Unencumbered Pool Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other Organizational Agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3                 Resolutions.  All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4                 Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.

§10.5                 Opinion of Counsel.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6                 Payment of Fees.  The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7                 Performance; No Default.  The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8                 Representations and Warranties.  The representations and warranties made by the Borrower and each Guarantor in the Loan Documents shall be true and correct in all material respects on the Closing Date.

§10.9                 Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10          Unencumbered Pool Qualification Documents.  The Unencumbered Pool Qualification Documents for each Unencumbered Pool Property included in the calculation of the Unencumbered Pool Availability as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.11          Compliance Certificate and Unencumbered Pool Certificate.  The Agent shall have received a Compliance Certificate and Unencumbered Pool Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4.

§10.12          Appraisals.  The Agent shall have received, at least fifteen (15) days prior to the Closing Date, Appraisals of each Initial Unencumbered Pool Property obtained by or on behalf of Borrower in form and substance reasonably satisfactory to the Agent and dated not more than one hundred eighty (180) days prior to the Closing Date.

§10.13          Consents.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.14          Contribution Agreement.  The Agent shall have received a fully executed counterpart of the Contribution Agreement.

§10.15          Subordinations of Management Agreements.  The Agent shall have received a duly executed Subordination of Management Agreement for each Management Agreement with respect to each Unencumbered Pool Property included in the calculation of the Unencumbered Pool Availability as of the Closing Date.

§10.16          Residual Developer Certificate.  The Agent shall have received a duly executed Residual Developer Certificate as of the Closing Date.

§10.17          Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.                        CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1                 Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes in factual circumstances which are expressly and specifically permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.2                 Borrowing Documents.  The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.

§12.                        EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1                 Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)                                  the Borrower shall fail to perform any term, covenant or agreement contained in §9;

(d)                                 any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);

(e)                                  any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)            without limiting any other provision of this Agreement, the Borrower, any Guarantor or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace (or notice and grace), any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof, unless, in any such event, such default or other failure has been irrevocably waived, in writing, by the holder(s) of any such Indebtedness; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12(f) existing at such time, involves, singly or in the aggregate,  obligations for Indebtedness totaling $250,000.00 or more;

(g)           any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h)           a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(i)            a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)            there shall remain in force, undischarged, unsatisfied and unstayed (including as a result of an appeal), for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $10,000,000.00 per occurrence or during any twelve (12) month period;

(k)           any of the Loan Documents or the Contribution Agreement shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke, rescind or challenge or contest the validity or enforceability of any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)            any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(m)          with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in excess of $10,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n)           the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) any of the Unencumbered Pool Properties included in the calculation of Unencumbered Pool Availability;

(o)           any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document to which it is a party, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document;

(p)           any Change of Control shall occur; or

(q)           an Event of Default under any of the other Loan Documents shall occur; then, and in any such event, the Agent may, and, upon the request of the Required Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration.  Upon demand by the Agent or the Required Revolving Credit Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Required Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit.  The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations.  In the alternative, if demanded by the Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit.  Such amounts will be pledged to and held by the Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations.  Upon any draws under Letters of Credit, at the Agent’s sole discretion, the Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and the Required Revolving Credit Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2                 Certain Cure Periods; Limitation of Cure Periods.

(a)           Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to any default (whether of the Borrower, any Guarantor or any Subsidiary thereof) consisting of a failure to comply with §§7.4(c), 7.14, 7.17, 7.18, 7.19, 8.1, 8.2, 8.3, 8.4, 8.7, 8.8, 8.9 or 8.14 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b)           Notwithstanding anything contained in §12.1 or §12.2(a) to the contrary, in the event that there shall occur any Default or an Event of Default arising under §§12.1(d), (e),

(j), (n) or (q) that affects only certain Unencumbered Pool Properties or the owner(s) thereof, then the Borrower may elect to cure such Default or Event of Default by electing to remove such Real Estate as Unencumbered Pool Properties from the calculation of the Unencumbered Pool Availability pursuant to and in accordance with the terms of §7.19(h), provided, in each case, that (i) such removal shall be completed within ten (10) Business Days after Borrower’s receipt of notice of such Default from the Agent, and (ii) no other Default or Event of Default would arise as a result of such removal; provided, further, that notwithstanding anything to the contrary contained in this Agreement, in connection with the removal of an Unencumbered Pool Property pursuant to this §12.2(b) for the purposes of curing a Default or an Event of Default arising under §§12.1(d), (e), (j), (n), or (q) that affects only such Unencumbered Pool Property or the owner(s) thereof, (X) Borrower shall have the right to, and to cause its applicable Subsidiaries to, sell, transfer or convey such Unencumbered Pool Property and/or the Equity Interests in any such Subsidiary, to any Person, including, without limitation, any Affiliate of Monogram Parent or PGGM Parent (other than Borrower, any Subsidiary Guarantor or any Subsidiary of Borrower or any Subsidiary Guarantor) on such terms and for such amounts as Borrower shall determine in its sole discretion, and (Y) Agent shall release from the Guaranty each Subsidiary Guarantor which owns, directly or indirectly, such Unencumbered Pool Property that is transferred as contemplated in item (X) above, provided, that any such Subsidiary Guarantor (I) does not own any direct or indirect interest in any Real Estate (or own any Equity Interests of a Person which directly or indirectly owns such Real Estate) other than the Unencumbered Pool Property that is transferred as contemplated in item (X) above, and (II) is either dissolved or all of the Equity Interests in such Subsidiary Guarantor are transferred or conveyed to a Person other than Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries, such that the Subsidiary Guarantor being released pursuant to this clause (Y) shall no longer be a Material Subsidiary at the time of such release.

§12.3      Termination of Commitments.  If any one or more Events of Default specified in §12.1(g), 12.1(h) or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Revolving Credit Lenders, shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower.  No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4      Remedies.  In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, requiring the establishment of a hard lockbox and cash management system with Agent, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the reasonable out-of-pocket costs of such performance, together with any reasonable out-of-pocket expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the Default Rate.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all reasonable out-of-pocket costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5      Distribution of Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)           Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy with respect to the Obligations, the Hedge Obligations or otherwise) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (ii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iii) except as otherwise provided in clause (ii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations shall be made among the Lenders and Lender Hedge Providers, pro rata, and as between the Revolving Credit Loans and the Term Loans pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)           Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6                 Collateral Account.

(a)           As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including any interest provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.

(b)           Amounts on deposit in the Collateral Account shall be held in a deposit account which shall be in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders and will earn interest at a rate paid by Agent with respect to similar accounts.  The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)           If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)           If an Event of Default exists, the Required Revolving Credit Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate or withdraw any amounts in the Collateral Account and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.

(e)           So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities at such time.

(f)            The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account.  The Borrower authorizes the Agent to file such financing statements as the

Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.                        INTENTIONALLY DELETED.

§14.                        THE AGENT.

§14.1      Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2      Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower to the extent Borrower would otherwise be obligated to pay such expenses if incurred directly by Agent.

§14.3      No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any Lender for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders, the LKE Required Lenders or the Required Revolving Credit Lenders, as applicable.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a

Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4      No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank.  Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5                 Payments.

(a)           A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b)           If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6      Holders of Notes.  Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7      Indemnity.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under §15 or §16 to be paid by it to the Agent, the Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8      The Agent as Lender.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9      Resignation.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender.  Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender, shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender, hereunder by a successor Agent and, if applicable, Issuing Lender, such successor Agent and, if applicable,

Issuing Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender, and the retiring Agent and, if applicable, Issuing Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent and the Issuing Lender.  If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit.  Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10   Removal.  If the Person serving as the Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower, such Person and the other Lenders, remove such Person as Agent.  Any such removal shall also constitute the Agent’s removal as the Issuing Lender.  The Required Lenders, in consultation with the Borrower, unless a Default or Event of Default shall have occurred and be continuing, may appoint a successor Agent and Issuing Lender, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  If no successor Agent or Issuing Lender shall have been appointed and shall have accepted such appointment within thirty (30) days after the removal of the Agent (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.  Upon the acceptance of any appointment as the Agent and the Issuing Lender, hereunder by a successor Agent, such successor Agent and Issuing Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed Agent and Issuing Lender, and the removed Agent and Issuing Lender, shall be discharged from its duties and obligations hereunder as the Agent and the Issuing Lender.  After any Agent’s removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent and the Issuing Lender.  The successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the removed Issuing Lender to assume effectively the obligations of the removed Agent with respect to such Letters of Credit

§14.11   Duties in the Case of Enforcement.  In the event the Agent receives written notice specifying the occurrence of a Default or Event of Default, then the Agent shall promptly furnish a copy thereof to the Lenders.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors within such period.  The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable in any applicable jurisdiction.

§14.12          Reserved.

§14.13   Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.

§14.14   Reliance by the Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.15   Approvals.  If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Required Lenders, the LKE Required Lenders or the Required Revolving Credit Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within fourteen (14) Business Days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender.  If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action, provided such failure to respond by any Lender shall not be deemed to constitute a Direction by such Lender with respect to any matter which requires specific approval of such Lender under the second sentence of §27 below.  In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request.  The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§14.16   The Borrower Not Beneficiary.  Except for the provisions of §14.9 and §14.10 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9 and §14.10, may be modified or waived without the approval or consent of the Borrower.

§14.17   Reliance on Hedge Provider.  For purposes of applying payments received in accordance with §§12.1, 12.5, 12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof.  Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.                        EXPENSES.

The Borrower agrees to pay (a) the reasonable out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein incurred by Agent, (b) [intentionally omitted], (c) engineer’s fees, environmental reviews and reasonable fees, expenses and disbursements of the counsel to the Agent and Lead Arrangers and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, costs, expenses and disbursements of the Agent and Lead Arrangers incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in clause (d) above), (f) all reasonable out-of-pocket expenses (including attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default or any other workout of the Loan Documents and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors (provided that any attorneys’ fees and costs pursuant to this §15(f) with respect to counsel separate from that retained by Agent (including local counsel) shall be limited to those incurred by one primary counsel retained by the Required Lenders), (g) all reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans.  The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.                        INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders, the Lead Arrangers, their respective Affiliates and Persons who control the Agent, or any Lender or the Lead Arrangers, and each director, officer, employee, agent and attorney of each of the foregoing Persons, against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Pool Properties, any other Real Estate or the Loans, (b) any condition of the Unencumbered Pool Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Pool Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.  This  §16 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages and expenses incurred in connection with a non-Tax claim.

§17.                        SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit.  The indemnification obligations of the Borrower provided herein and in the other Loan Documents and the Borrower’s obligations under §§4.9, 4.10 and 4.11 shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.                        ASSIGNMENT AND PARTICIPATION.

§18.1      Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no

Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within five (5) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan Commitment in the event an interest in the Term Loans is assigned, and if such Lender holds both a Revolving Credit Commitment and a Term Loan Commitment, such Lender shall assign an equal percentage of its Revolving Credit Commitment and Term Loan Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit I attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $500,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender.  In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2      Register.  The Agent, acting for this purpose as a non-fiduciary agent for Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $4,500.00.

§18.3      New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§18.4      Participations.  Each Lender may, without the consent of Agent or Borrower, sell participations to one or more Lenders or other entities (but not to any natural person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §§4.8, 4.9, and 4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or (v) release any Guarantor (except as otherwise permitted under this Agreement).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5      Pledge by Lender.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender, or to such other Person as the Agent may approve to secure obligations of such Lender.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6      No Assignment by the Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7      Disclosure.  The Borrower agrees to cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment, which cooperation shall be at no material cost to Borrower except as otherwise provided in this Agreement.  Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor, and shall not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons agree to be bound by the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers,legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such assignee, transferee or participant agrees to be bound by the provisions of this §18.7 and the other Persons described in this §18.7(c) are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7).  In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.  Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or is otherwise available to such Lender on a non-confidential basis, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower.  Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.  Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

§18.8      Mandatory Assignment.  In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of the Required Lenders, the LKE Required Lenders, the Required Revolving Credit Lenders, all of the Lenders or all of the Lenders directly affected thereby but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note.  Notwithstanding anything in this §18.8 to the contrary, any Lender or other Lender assignee acquiring some or all of the assigned Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver.  The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9      Amendments to Loan Documents.  Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10   Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.                        NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

(a)           Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328
Attn:  Tayven Hike
Telecopy No.:  (770) 510-2195

and

KeyBank National Association
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328

Attn:  Michael Colbert
Telecopy No.:  (770) 510-2195

and

Dentons US LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia  30308
Attn:  William F.  Timmons, Esq.
Telecopy No.:  (404) 527-4198

If to the Borrower:

Monogram Residential Facility I, LLC
5800 Granite Parkway, Suite 1000
Plano, Texas  75024
Attn:  Treasurer
Telecopy No.: (469) 828-6133

With a copy to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue

New York, NY  10018-1405

Attn:  Ross D. Gillman, Esq.
Telecopy No.: (212) 355-3333

to any other Lender which is a party hereto, at the address for such Lender set forth on Schedule 1.1, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(b)           Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in

“PDF” format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders.  Agent may also require that any such documents and signature delivered by facsimile or  “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(c)           Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20.                        RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.                        GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK

(INCLUDING ANY FEDERAL COURT SITTING THEREIN).  THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.  IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR OTHER ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.

§22.                        HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.                        COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.                        ENTIRE AGREEMENT, ETC..

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.                        WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY

RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS (A) CERTIFIES TO EACH OTHER THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF SUCH PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THEY AGREE TO THE FOREGOING AS THEIR FREE, KNOWING AND VOLUNTARY ACT.

§26.                        DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.  Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise.  Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies.  Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies.  Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27.                        CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.  Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby:  (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Term Loan Maturity Date or the Revolving Credit Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower or any Guarantor except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders or Required Revolving Credit Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Revolving Credit Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower other than based on its Revolving Credit Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Required Lenders, the LKE Required Lenders or the Required Revolving Credit Lenders to require a lesser number of Lenders to approve such action.  The provisions of §14 may not be amended without the written consent of the Agent.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.  The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank and the Lead Arrangers in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§28.                        SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.                        TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.                        NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.                        REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.                        NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Lead Arrangers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.                        PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

§34.                        ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER

MONOGRAM RESIDENTIAL FACILITY I, LLC, a Delaware limited liability company

By:	/s/ Howard S. Garfield
Name: Title:	Howard S. Garfield Senior Vice President — Planning, Treasurer, Chief Accounting Officer and Secretary

(SEAL)

[Signatures Continued on Next Page]

CREDIT AGREEMENT

AGENT AND LENDERS

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as the Agent

By:	/s/ Tayven Hike
Name: Title:	Tayven Hike Vice President

(SEAL)

[Signatures Continued on Next Page]

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Executive Director

(SEAL)

[Signatures Continued on Next Page]

CREDIT AGREEMENT

COMPASS BANK, as a Lender

By:	/s/ Don Byerly
Name:	Don Byerly
Title:	Senior Vice President

(SEAL)

[Signatures Continued on Next Page]

CREDIT AGREEMENT

REGIONS BANK, as a Lender

By:	/s/ Mike Evans
Name:	Mike Evans
Title:	Senior Vice President

(SEAL)

[Signatures Continued on Next Page]

CREDIT AGREEMENT

CADENCE BANK, N.A.,
as a Lender

By:	/s/ Evans Gunn
Name:	Evans Gunn
Title:	Senior Vice President

(SEAL)

[Signatures Continued on Next Page]

CREDIT AGREEMENT

COMERICA BANK,
as a Lender

By:	/s/ Charles Weddell
Name:	Charles Weddell
Title:	Vice President

(SEAL)

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of            , 20  , by                                , a                            (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.4 of that certain Credit Agreement dated as of March 30, 2017, as from time to time in effect (the “Credit Agreement”), by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), KeyBank National Association, for itself and as the Agent, and the other Lenders from time to time party thereto.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.            Joining Party is required, pursuant to §5.3 of the Credit Agreement, to become an additional Guarantor under the Guaranty and the Contribution Agreement.

B.            Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.             Joinder.  By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents and a “Guarantor” the Contribution Agreement.  Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity, the other Loan Documents and the Contribution Agreement.

2.             Representations and Warranties of Joining Party.  Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Subsidiary Guarantor” or “Guarantor” are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date.  As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Guarantors apply to Joining Party and no Default or Event of Default shall exist upon the Effective Date in the event that Joining Party becomes a Guarantor.

3.             Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Guaranty and the Contribution Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and

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delivered by Joining Party, and upon request by the Agent, will promptly become a party to the Guaranty and the Contribution Agreement to confirm such obligation.

4.             Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.             GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.             Counterparts.  This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7.             The effective date (the “Effective Date”) of this Joinder Agreement is                  , 201  .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

By:
Name:
Title:

(SEAL)

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

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EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

$                                                                                                                                                                                                  , 2017

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                        (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain Credit Agreement, dated as of March 30, 2017, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of                    and No/100 Dollars ($              ), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest to the extent permitted by Applicable Law or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such

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excess shall be refunded to the undersigned Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

MONOGRAM RESIDENTIAL FACILITY I, LLC, a
Delaware limited liability company

By:
Name:
Title:

(SEAL)

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EXHIBIT C

FORM OF TERM LOAN NOTE

$                                                                                                                                                                                                  , 2017

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                        (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain Credit Agreement, dated as of March 30, 2017, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan Maturity Date, the principal sum of                    and No/100 Dollars ($              ),or such amount as may be advanced by Payee under the Credit Agreement as a Term Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Term Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Term Loan Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest to the extent permitted by Applicable Law or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such

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excess shall be refunded to the undersigned Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

MONOGRAM RESIDENTIAL FACILITY I, LLC, a
Delaware limited liability company

By:
Name:
Title:

(SEAL)

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EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328
Attn:  Michael Colbert

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of that certain Credit Agreement dated as of March 30, 2017 (as the same may hereafter be amended, the “Credit Agreement”), by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the Borrower hereby requests and certifies as follows:

1.             Revolving Credit Loan.  The Borrower hereby requests a Revolving Credit Loan under §2.1 of the Credit Agreement:

Principal Amount:  $

Type (LIBOR Rate, Base Rate):

Drawdown Date:

Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

2.             Use of Proceeds.  Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3.             No Default.  Borrower certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing.  No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Unencumbered Pool Property except as disclosed to Agent in writing.

4.             Representations True.  Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes in factual circumstances which are expressly and specifically permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

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5.             Other Conditions.  The undersigned Authorized Monogram Officer certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.

6.             Definitions.  Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this       day of              , 201  .

MONOGRAM RESIDENTIAL FACILITY I, LLC, a
Delaware limited liability company

By:
Name:
Title:

(SEAL)

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EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

[Date]

KeyBank National Association, as Agent

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia  30328

Attn:  Michael Colbert

Re:          Letter of Credit Request under Credit Agreement

Ladies and Gentlemen:

Pursuant to §2.10 of that certain Credit Agreement dated as of March 30, 2017, by and among you, certain other Lenders and Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), as amended from time to time (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

Name and address of beneficiary:

Face amount:  $

Proposed Issuance Date:

Proposed Expiration Date:

Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing.  No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Unencumbered Pool Property except as disclosed to Agent in writing.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e).  All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

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The Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes in factual circumstances which are expressly and specifically permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

MONOGRAM RESIDENTIAL FACILITY I, LLC, a
Delaware limited liability company

By:
Name:
Title:

(SEAL)

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EXHIBIT F

FORM OF LETTER OF CREDIT APPLICATION

         KeyBank National Association

Application for Irrevocable Standby Letter of Credit

To: Standby Letter of Credit Services
☐ 4900 Tiedeman, 1st floor	☐ 726 Exchange Street, Suite 900
Cleveland, Ohio 44144-2302	Buffalo, New York 14210
Mailcode: OH-01-49-1003	Mailcode: NY-00-72-0100
Fax Number: (216) 813-3719	Fax Number: (216) 813-3719

Please issue your Irrevocable Standby Letter of Credit and notify the Beneficiary no later than (date) via Courier to Attention: (Telephone Number) SWIFT (Advising Bank Swift Address, if known )

Advising Bank (if applicable) Name: Address:

Account Party(ies)/Applicant(s) Name and Address: (PO Box is not acceptable)	Applicant Name to appear on the Letter of Credit (if different from Account Party): (Name and address (PO Box is not acceptable),

Is this party legally related to Account Party through ownership?

☐ Yes  ☐ No

If yes, please indicate relationship:

☐ Parent ☐ Subsidiary ☐ Affiliate ☐ Owner

If no, provide the following:

a.              Tax ID number:

b.              If an individual, date of birth:

c.               Brief description of why account party is applying for a Letter of Credit for a non-related entity.

Beneficiary Name and Address:	Brief description of underlying transaction:

Expiration Date:	Dollar Amount $ and currency if other than USD
(Amount in words):
Automatic Extension Clause? ☐ Yes ☐ No If yes, indicate Number of Days for Notice: if No, leave blank.

Is there an Ultimate Expiration Date? ☐ Yes ☐ No If yes, indicate Ultimate Expiration Date:

☐  Available by Drafts at sight drawn on KeyBank National Association and accompanied by the following documentation:

☐                                    A statement signed by an authorized representative of Beneficiary stating: “                     , has not performed or fulfilled all of the undertakings, covenants and conditions in accordance with the terms of the agreement dated                        between (Applicant) and (Beneficiary).”

☐                                    A certificate signed by an authorized representative of Beneficiary stating: “We hereby certify that                  , has failed to honor their contractual agreement dated                     between (Applicant) and (Beneficiary).”

☐                                    A statement signed by an authorized representative of Beneficiary stating as follows: (insert wording that is to appear in the statement accompanying the draft):

☐                                    No statement or document other than Beneficiary’s draft is required to be presented under this Letter of Credit.

☐                                    Issue per attached sample

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Partial Drawings:	☐ Permitted	☐ Not Permitted	Charges for: Applicant
Multiple Drawings:	☐ Permitted	☐ Not Permitted

Special instructions or conditions:

Account Party(ies) shall keep and maintain Demand Deposit Account No.            at all times until the Letter of Credit has finally expired and all reimbursement and other obligations in respect thereof have been paid in full in cash. KeyBank is authorized to debit the Demand Deposit Account or any successor account to pay any amounts which become due by Account Party(ies) in connection with the Letter of Credit, including any fees charged to Account Party(ies) or the amount of any draw(s) made under the Letter of Credit by the Beneficiary. KeyBank and any applicable Keycorp Affiliates (collectively and severally “Key”) shall have all rights, remedies and/or collateral provided for under (a) any Standby Letter of Credit Reimbursement and Security Agreement executed by the Account Party(ies) in favor of Key at, prior to or after the date hereof and any other reimbursement agreement, credit agreement, security agreement, pledge agreement or other agreement or instrument in effect at any time between Account Party(ies) and Key that obligate and/or secure reimbursement in respect of letters of credit by Account Party(ies) or any of them.

This application and agreement and each letter of credit are subject to the provisions of, and Key shall have all rights and remedies provided for under (a) Article 5 of the Uniform Commercial Code as in effect from time to time and (b) either the Uniform Customs and Practice for Documentary Credits or the International Standby Practices, in each case as established by the International Chamber of Commerce from time to time (whichever may be determined to be appropriate by Key under the circumstances) and to the terms and conditions set forth in the Standby Letter of Credit Reimbursement and Security Agreement dated                            executed by the Account Parties.

Date:
Authorized Signer- Applicant

Signer’s printed name [Only required if different from Account Party]

Date:
Authorized Signer- Account Party

Signer’s printed name

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       KeyBank National Association

STANDBY LETTER OF CREDIT REIMBURSEMENT
AND SECURITY AGREEMENT

In consideration of the issuance from time to time, at the request of the Account Parties of one or more Credits in accordance with the terms of any Standby Letter of Credit Application(s) submitted by the Account Parties to the Issuer, the Account Parties hereby represent, warrant and agree as follows:

1.  DEFINITIONS: The following definitions shall apply herein:

“ACCOUNT PARTIES” is defined in Paragraph 13 below.

“AGREEMENT” means this Standby Letter of Credit Reimbursement and Security Agreement, including as the same may from time to time be amended, modified, supplements and/or restated.

“BANK LIABILITIES” is defined in Paragraph 8 below.

“CREDIT” means each letter of credit requested or described in any Letter of Credit Application submitted to the Issuer by any of the Account Parties and issued by the Issuer, including, in each case, as the same may be amended from time to time.

“DEPOSIT ACCOUNT” is defined in Paragraph 2 below.

“DOCUMENTS” mean any document, however evidenced, negotiable or non-negotiable, including, but not limited to, all documents and certificates accompanying or relating to presentations, drafts or demands under or in respect of any Credit.

“DRAFTS” means any draft drawn under or presentment or demand made for payment on any Credit.

“ISP” means the International Standby Practices adopted by the International Chamber of Commerce in force at the time of issuance of the Credit, as the same may be thereafter amended or replaced.

“ISSUER” means any KeyCorp affiliate that issues any Credit.

“LETTER OF CREDIT APPLICATION” means any request submitted by any of the Account Parties to the Issuer (in written or electronic form and whether set forth on the Issuer’s application form or otherwise) for the issuance of any Credit or Credits for the account of any of the Account Parties.

“PROPERTY” means all tangible and intangible property of any kind, whether real, personal or mixed, including, without limitation, goods, negotiable or non-negotiable instruments, documents of title, securities, funds, choses in action and any right or interest therein. Property in Issuer’s possession shall include Property in possession of any person or entity other than Issuer that holds such property as agent, trustee or otherwise for the benefit or account of Issuer.

“REIMBURSEMENT OBLIGATIONS” means the obligations of the Account Parties to reimburse the Issuer for all payments made by or for the account of the Issuer with respect to any presentment on a Credit and to pay, reimburse and/or indemnify the Issuer for all fees, charges, costs, expenses and liabilities charged or incurred by or asserted against the Issuer in connection with this Agreement, any Letter of Credit Application and/or any Credit and includes, without limitation, all such obligations provided for in Sections 2, 3 and 7 of this Agreement..

KeyCorp: Confidential

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“REQUESTS” means any request, instruction, waiver or agreement made or agreed upon by any of the Account Parties and communicated to the Issuer in writing, by telephone or by any means of electronic communication that is honored or relied upon by the Issuer in connection with the issuance, terms, amendment, waiver of discrepancies, and/or honor, dishonor, payment or acceptance of any presentment or drawing on any Credit.

“UNIFORM CUSTOMS” means the Uniform Customs and Practice for Documentary Credits adopted by the International Chamber of Commerce in force at the time of issuance of the Credit, as the same may be thereafter amended or replaced.

2.  PAYMENT TERMS: The Issuer may honor and accept or pay any draft, demand or drawing presented to Issuer on or in respect of any Credit, regardless of when drawn or presented and whether or not negotiated, if such presentment, any related documents required to accompany the drawing and any transmittal advice are dated on or before the expiration date of the Credit. The expiration date of the Credit shall in all cases be the expiration date stated therein or in any amendment expressly extending such date, and shall not be extended or deemed extended on account of or by reference to any action or inaction of any person or entity or the terms of any other communication or agreement. Issuer may accept any presentment, draft, instruction or other document that appears on its face to be signed or issued by the beneficiary or other party authorized or specified under the Credit to draw or issue such instruments or other documents, whether in the name of the beneficiary or other party as reflected in the Credit or as such name may have been changed, and/or by any successor to or administrator, executor, trustee in bankruptcy, debtor in possession assignee for the benefit of creditors, liquidator, receiver, conservator, or other legal representative of the beneficiary or such other party, if the same otherwise complies on its face with the terms of the Credit. The Account Parties, jointly and severally, agree to reimburse Issuer at its main office on demand in United States Dollars: (A) as to drafts payable in United States Dollars drawn or to be drawn under the Credit, the amount paid or payable thereon, or (B) as to such drafts payable in currency other than United States Dollars, the equivalent of the amount paid in United States Dollars at Issuer’s selling rate of exchange in the currency in which such draft is drawn, (C) any and all other expenses or charges incurred by Issuer in issuing or effecting payment of the Credit, for perfecting or maintaining, and insuring the Property, and for enforcing Issuer’s rights and remedies under this Agreement, (D) interest from the date of such payment at a rate per annum equal to the greater of (i) zero and (ii) the Prime Rate of KeyBank National Association in effect from time to time plus the rate margin customarily charged by Issuer to other account parties with similar credit worthiness and in like circumstances or as agreed by Account Parties, upon all unpaid drafts and other payment, reimbursement and/or indemnification obligations of Account Parties hereunder until paid in full, but in no event higher than the highest lawful rate permitted by law, and (E) such commission, issuance, letter of credit commitment fees, draw fees, and negotiation fees at such rate as Issuer may determine from time to time and/or as agreed by Account Parties. The Account Parties shall at all times keep and maintain a deposit account at the Issuer described in the Application (the “Deposit Account”). Without prior notice or demand Issuer is authorized to charge the Deposit Account or any other deposit account maintained by any of the Account Parties with Issuer or any other KeyCorp affiliate for the amount of any draft and all other reimbursement obligations hereunder.

3.  INCREASED COSTS: If any law or regulation, or change therein, or interpretation, administration or enforcement thereof, by any person, agency or court shall (A) impose upon or modify any reserve or special deposit requirement, insurance assessment or other requirement against or affecting the Credit, or (B) impose any tax, other than tax imposed upon the income of Issuer, or withholding of any kind, or (C) impose or modify any capital requirement, impose any condition upon, supplement to or increase of any kind to Issuer’s capital base, and the result of any such event increases the cost or decreases the benefit to Issuer of issuing or maintaining any Credit, then the Account Parties shall pay to Issuer upon request such amounts as are advised by Issuer that are necessary to compensate Issuer for all increased costs and/or decreased benefits attributable to any of the foregoing. Upon written request, Issuer will certify such amounts. Issuer’s certification shall be conclusive absent manifest error.

4.  REQUESTS: Requests shall be made by those persons purportedly authorized by any of the Account Parties. Account Parties agree to provide Issuer from time to time a written list of all such authorized representatives. Issuer shall not be obligated to identify or confirm such persons beyond the use of the

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authorized name or code identification, if any, that is established by Issuer and/or Account Parties. All requests will be confirmed by Issuer in writing or through the use of any electronic communication system used in the ordinary course of business between Issuer and the Account Parties. The Account Parties will promptly report all discrepancies upon their receipt of such confirmation. Issuer may, but shall not be obligated to, assign a unique code number or word and require such code to be used by the Account Parties, and thereafter all further requests shall refer to such code. Issuer shall not be liable for any loss which the Account Parties may incur as a result of Issuer’s compliance with any request received by Issuer that complies with the terms of this Agreement, even if in fact unauthorized, provided that Issuer acted in good faith and exercised reasonable care.

5.  MODIFICATION OF CREDITS: Any amendment to the terms of a Credit may be authorized by those persons purportedly authorized by any one of the Account Parties without notice to any other of the Account Parties, but any increase in the amount of a Credit or extension of the expiration date under a Credit for presentation of Drafts or Documents shall only be approved by those persons authorized by the Account Parties. Account Parties agree that if a Credit provides for automatic renewal or extension of the expiration date unless the beneficiary is notified to the contrary in advance of any then current expiration date, and Account Parties determine to instruct the Issuer not to allow such renewal or extension, Account Parties must notify Issuer in writing to such effect not later than 60 days prior to the latest then applicable date for notification of the beneficiary of non-renewal or non-extension under the terms of the Credit. If such notice by the Account Parties is not timely made, Issuer may automatically renew or extend the Credit and Account Parties will have no claim or cause of action against Issuer and will continue to be fully liable for all Reimbursement Obligations incurred and/or arising with respect to such Credit, including after giving effect to any such automatic renewal or extension. Issuer may, in its sole discretion, elect not to renew or extend any Credit and if Issuer does not renew or extend the Credit Account Parties will have no claim or cause of action against Issuer and will continue to be fully liable for all Reimbursement Obligations incurred and/or arising with respect to such Credit, including as a result of the non-renewal or non-extension thereof. This Agreement shall in all events be and remain binding upon all of the Account Parties with regard to the Credit, as increased, amended, extended or renewed, notwithstanding any refusal of Issuer to agree to any increase, amendment, renewal or extension, as to the form, content, action or inaction taken with respect to any Drafts, Documents and/or Property associated therewith and/or any action taken or not taken by Issuer and any of Issuer’s correspondents in connection therewith.

6.  LIMITED LIABILITY: None of Issuer, Issuer’s employees, agents or correspondents or any person or entity advising or confirming any Credit shall be responsible for or liable on account of: (A) the invalidity, insufficiency, or any lack of genuineness or due authorization of any Draft or Document or any fraud or forgery of or affecting any Draft or Document; (B) the inadequacy of insufficiency of the coverages and/or terms of any insurance, any lack of validity, genuineness or enforceability of any insurance or associated Document or the insolvency of any insurer; (C) the performance, solvency or financial responsibility of any party issuing or having liability on or under any Document; (D) delays on non-delivery of any Draft or Document; (E) any breach of contract or other wrongful action by or between any person and the Account Parties; (F) failure of any Draft or Document to be sufficient in form or content to effect a proper and conforming presentment on any Credit; (G) errors or omissions in and/or interruptions or delays in transmission or delivery of any messages, Drafts or Documents by mail, cable, telegraph, wireless, email, PDF or otherwise or for any errors in translation or interpretation of terms; (H) any action or inaction taken in conformity with the rights of the Issuer or any adviser or confirmer under the ISP or UCP and/or (I) other consequences arising from causes beyond the control of any Issuer, adviser or confirmer, or any person or entity acting on behalf of any such party, including, but not limited to, any action or omission by, or any law, regulation or restriction of, any de facto or de jure domestic or foreign government or agency. IN NO EVENT SHALL ISSUER BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

7.  WARRANTIES; INDEMNITY: Each of the Account Parties hereby represents, warrants, covenants and confirms to and for the benefit of Issuer that Account Parties understand the general nature and operation of a letter of credit and the obligations, rights and remedies of the Account Parties on the one hand and the Issuer on the other in regard to letters of credit, including, without limitation: (A) the obligation of the Account Parties to reimburse Issuer for all payments to the beneficiary in respect of

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presentments on the Credit, (B) the conditions set forth in the Credit to the obligation of Issuer to pay any drawing on the Credit, (C) that Issuer has no responsibility or liability in connection with any underlying contract or other transaction between any of the Account Parties and the beneficiary of the Credit, (D) that Issuer is not acting as an agent or in any fiduciary capacity for or on behalf of the Account Parties or the beneficiary, but solely as an issuer of letters of credit, (E) Issuer makes no representation or warranty regarding the value or desirability of the Account Parties’ transactions in connection with which any Credit is issued, the decision to utilize any Credit or the appropriateness of or risks arising from the terms or conditions of any Credit, (F) that the Account Parties should seek advice from their legal counsel with respect to any Letter of Credit Application, this Agreement, the issuance and terms of any Credit and the related underlying transactions and (G) Account Parties unconditionally approve and assume all risks associated with the terms of each Credit, regardless of any advice provided by Issuer with respect to the form or terms of the Credit. Each of the Account Parties hereby further represents, warrants, covenants and confirms to and for the benefit of Issuer that the transactions associated with each Credit do not violate any applicable law, rule or regulation of the United States, any state or the United States and/or any foreign nation or governmental authority thereof, including, without limitation, anti-terrorism, anti-money laundering, export/import and/or corrupt practices laws, orders, rules and regulations. All representations, warranties and indemnities set forth herein shall survive Issuer’s issuance of the Credit and any payment thereunder and shall continue until all Reimbursement Obligations arising hereunder are finally determined and paid in full in cash. Each of the Account Parties hereby releases Issuer from and agrees to indemnify and hold harmless the Issuer, and its officers, agents, employees and correspondents for and against any and all claims, costs, liabilities and expenses (including reasonable attorney fees) incurred by or asserted against any such indemnified party and arising out of or in any way relating to (1) any underlying investments, transaction, and/or contracts between any one of the Account Parties, any beneficiary of any Credit and/or any such indemnified party and/or (2) any acceptance or payment made on account of any presentment on a Credit that appeared on its face to conform to the applicable terms and conditions of the Credit, any refusal to pay or honor the Credit when a conforming presentment has not been made or for any other legally or commercially sufficient reason, or any other action or omission by any such indemnified party, other than in respect of gross negligence or willful misconduct on the part of such indemnified party, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

8.  SECURITY: As security for the payment and/or performance and satisfaction of all Reimbursement Obligations and other liabilities of the Account Parties to the Issuer with respect to any Credit and under this Agreement, in all cases whether now existing or hereafter arising, whether joint, several independent or otherwise, and whether absolute or contingent or due or to become due (herein collectively, called the “Bank Liabilities”), each of the Account Parties does hereby assign, pledge and grant to Issuer, a security interest in, and the right of possession and disposal of: (A) all Drafts, Documents and all Property shipped, stored or otherwise held or disposed of in connection with the Credit and/or subject to any Document, whether or not released to any of the Account Parties on bills of lading, warehouse or trust receipts or otherwise, (B) all right and causes of action against all parties arising from or in connection with any contract or agreement referred to in any Credit, and all guarantees, agreements or other undertakings (including those in effect between or among any of the Account Parties), credits, policies of insurance or other assurances in connection therewith, (C) the Deposit Account and/or any other cash instruments, deposit balances, certificates of deposit and other cash equivalents, repurchase agreements, and other investments maintained by any of the Account Parties with Issuer or any other KeyCorp affiliate, whether matured or unmatured, or collected or in the process of collection and (D) all proceeds of the foregoing. The Account Parties agree to execute, deliver, and file all further instruments as may be reasonably required by the Issuer to carry out the purposes of this Agreement and/or perfect or enforce the rights of Issuer hereunder.

9.  DEFAULT: In the event that any of the Account Parties: (A) fails to perform any obligation required to be performed by it under this Agreement or any other agreement or document relating to or evidencing a Credit or any Property in which a security interest has been granted to Issuer, (B) fails to make any payment or perform any other obligations under this Agreement, (C) makes any assignment for the benefit of creditors, (D) files or authorizes or consents to the filing of any voluntary or involuntary petition in bankruptcy by or against any one of the Account Parties as debtor, (E) applies for the appointment of a receiver of any of its assets, (F) becomes insolvent, or ceases, becomes unable or admits in writing its

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inability to pay its debts as they become due, or (G) fails to pay when due, upon acceleration or otherwise, any other obligation to Issuer, Issuer may at such time or any time thereafter declare, without demand or notice which are hereby expressly waived, all Reimbursement Obligations hereunder, including such as are then contingent, to be immediately due and payable, whereupon the same shall be immediately due and payable in full in cash, and Issuer is authorized, at its option, to apply (or hold as collateral) the proceeds of any Property, the Deposit Account, any other sums due from Issuer to any one of the Account Parties and any other collateral, to the payment of any and all Reimbursement Obligations. In any such event Issuer shall have all of the remedies of a secured party under the Uniform Commercial Code in effect in the State in which the principal office of the Issuer is located and Issuer is hereby authorized and empowered at its option, at any time or times thereafter, to sell and assign the whole of the Property, or any part thereof then constituting security pursuant to any of the terms hereof, at any public or private sale, at such time and place and upon such terms as Issuer may deem proper and with the right in Issuer to be the purchaser at such sale and, after deducting all legal and other costs and expenses of any sale, to apply the net proceeds of such sale(s) to the payment of all of the Bank Liabilities. The residue, if any, of the proceeds of sale and any other Property constituting security remaining after satisfaction of the Bank Liabilities shall be returned to the respective Account Parties unless otherwise disposed of in accordance with written instructions from the affected Account Parties. It is agreed that, with or without notification to any of the Account Parties, Issuer may exchange, release, surrender, realize upon, release on trust receipt to any of them, or otherwise deal with any Property by whomsoever pledged, mortgaged or subjected to a security interest to secure directly or indirectly any of the Bank Liabilities and/or any offset against the same. In addition, Issuer and its affiliates shall have all rights and remedies provided for under the Uniform Commercial Code and other wise at law and in equity and all rights, remedies and/or collateral provided for under any other reimbursement agreement, credit agreement, security agreement, pledge agreement or other agreement or instrument in effect at any time between Account Party(ies) and Issuer or any affiliate that obligate and/or secure reimbursement in respect of letters of credit by Account Party(ies) or any of them. All rights and remedies of Issuer shall be cumulative and not exclusive.

10.  NO WAIVER: ISSUER SHALL HAVE NO DUTY TO EXERCISE ANY RIGHT HEREUNDER OR WITH RESPECT TO ANY PROPERTY, AND ISSUER SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR DELAY IN DOING SO. NONE OF ISSUER’S OPTIONS, POWERS OR RIGHTS IN CONNECTION WITH THE CREDIT OR THIS AGREEMENT SHALL BE WAIVED UNLESS ISSUER OR ISSUER’S AUTHORIZED AGENT SHALL HAVE SIGNED SUCH WAIVER IN WRITING. NO SUCH WAIVER, UNLESS EXPRESSLY AS STATED THEREIN, SHALL BE EFFECTIVE AS TO ANY TRANSACTION WHICH OCCURS SUBSEQUENT TO THE DATE OF SUCH WAIVER NOR AS TO ANY CONTINUANCE OF A BREACH AFTER SUCH WAIVER. NO COURSE OF DEALING BETWEEN ANY OF THE ACCOUNT PARTIES AND ISSUER SHALL BE EFFECTIVE TO CHANGE, MODIFY OR DISCHARGE IN WHOLE OR IN PART THIS AGREEMENT OR THE OBLIGATIONS HEREUNDER.

11.  GOVERNING LAW; SEVERABILITY: THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PRINCIPAL OFFICE OF THE ISSUER IS LOCATED. THE CREDIT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PRINCIPAL OFFICE OF THE ISSUER IS LOCATED AND SHALL BE SUBJECT TO THE UNIFORM CUSTOMS OR THE ISP (WHICHEVER MAY BE DETERMINED TO BE APPROPRIATE UNDER THE CIRCUMSTANCES BY ISSUER AND INDICATED IN THE CREDIT) THEN IN EFFECT, WHICH UNIFORM CUSTOMS OR ISP, AS THE CASE MAY BE, WILL CONTROL IN THE EVENT OF ANY CONFLICT WITH STATE LAWS. IF ANY PROVISION HEREOF IS FOR ANY REASON HELD TO BE UNENFORCEABLE UNDER ANY LAW, SUCH ILLEGALITY OR INVALIDITY SHALL NOT AFFECT ANY OTHER PROVISIONS HEREOF, EACH OF WHICH SHALL BE CONSTRUED AND ENFORCED AS IF SUCH UNENFORCEABLE PROVISION WERE NOT CONTAINED HEREIN.

12.  NOTICE AND WAIVERS: EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPHS 4 AND 5 HEREIN, ANY NOTICE TO ISSUER SHALL BE DEEMED EFFECTIVE ONLY IF IN WRITING SENT TO AND RECEIVED BY ISSUER. ANY SUCH NOTICE TO OR DEMAND ON ANY OF THE ACCOUNT PARTIES SHALL BE BINDING ON ALL OF THEM AND SHALL BE DEEMED

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EFFECTIVE ONLY IF IN WRITING (A) WHEN DELIVERED PERSONALLY OR BY VERIFIABLE FACSIMILE TRANSMISSION WITH CONFIRMATION OF RECEIPT; (B) ON THE NEXT BUSINESS DAY AFTER DELIVERY TO A NATIONALLY-RECOGNIZED OVERNIGHT COURIER, WITH RECEIPT ACKNOWLEDGMENT REQUESTED; (C) ON THE BUSINESS DAY ACTUALLY RECEIVED IF DEPOSITED IN THE U.S. MAIL, OR (D) IF BY TELEPHONE, WHEN CONFIRMED BY VERIFIABLE FACSIMILE TRANSMISSION TO THE LAST ADDRESS OR TELEPHONE NUMBER OF SUCH PERSON APPEARING ON ISSUER’S RECORDS.

13.  ACCOUNT PARTY: IF THIS AGREEMENT IS SIGNED BY ONE ACCOUNT PARTY ONLY, THE TERMS “ACCOUNT PARTIES” AND “THEIR” AND “THEM” SHALL REFER THROUGHOUT TO THE ONE ACCOUNT PARTY EXECUTING THIS AGREEMENT; IF THIS AGREEMENT IS SIGNED BY MORE THAN ONE PARTY, THIS AGREEMENT SHALL BE THE JOINT AND SEVERAL OBLIGATION OF ALL SUCH ACCOUNT PARTIES. IF THE UNDERSIGNED IS A PARTNERSHIP, THE OBLIGATIONS HEREUNDER SHALL CONTINUE IN FORCE AND APPLY NOTWITHSTANDING ANY CHANGE IN MEMBERSHIP OF SUCH PARTNERSHIP. THIS AGREEMENT SHALL BE BINDING UPON EACH OF THE ACCOUNT PARTIES AND THEIR RESPECTIVE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS AND SHALL INURE TO ISSUER’S BENEFIT AND ISSUER’S SUCCESSORS AND ASSIGNS. ISSUER MAY, WITHOUT NOTICE TO THE ACCOUNT PARTIES, ASSIGN THIS AGREEMENT IN WHOLE OR IN PART.

Account Party Name typed:

Signature:
Signer’s Name typed:
Title or Capacity:
Date:

Account Party Name typed:

Signature:
Signer’s Name typed:
Title or Capacity:
Date:

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EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia  30328

Attention:  Tayven Hike

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 30, 2017 (as the same may hereafter be amended, the “Credit Agreement”) by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of Borrower for the fiscal period ended                 (the “Balance Sheet Date”).  Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of Borrower at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(v), §5.4, §7.4(c) or §10.11 of the Credit Agreement, as applicable.  If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of Borrower as of the Balance Sheet Date adjusted in the best good faith estimate of Borrower to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto.  The undersigned officer is the                of               .

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default.  (Note:  If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

G-1

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate this       day of            , 201  .

MONOGRAM RESIDENTIAL FACILITY I,
LLC, a Delaware limited liability company

By:
Name:
Title:

(SEAL)

G-2

EXHIBIT H

FORM OF UNENCUMBERED POOL CERTIFICATE

KeyBank National Association, as Agent
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attn:  Tayven Hike

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 30, 2017 (as the same may hereafter be amended, the “Credit Agreement”), by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith the Unencumbered Pool Certificate.  This certificate is submitted in compliance with requirements of the Credit Agreement.

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants of the Credit Agreement relating hereto.  The undersigned certifies that the Real Estate included in the calculation of Unencumbered Pool Availability satisfies the requirements of the Credit Agreement to be included therein.

IN WITNESS WHEREOF, the undersigned have duly executed this Unencumbered Pool Certificate this       day of            , 201  .

MONOGRAM RESIDENTIAL FACILITY I,
LLC, a Delaware limited liability company

By:
Name:
Title:

(SEAL)

H-1

EXHIBIT I

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                              (“Assignor”), and                              (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Credit Agreement, dated March 30, 2017, as, by and among MONOGRAM RESIDENTIAL FACILITY I, LLC, a Delaware limited liability company (the “Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.             Definitions.  Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.             Assignment.

(a)           Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its [Revolving Credit][Term Loan] Note in the amount of $                representing a $                [Revolving Credit][Term Loan] Commitment, and a                   percent (     %) [Revolving Credit][Term Loan] Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding [Revolving Credit][Term] Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a [Revolving Credit][Term Loan] Commitment Percentage equal to the amount of the respective Assigned Interests.

(b)           Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans or Term Loans, as applicable, to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”).  Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.             Representations and Requests of Assignor.

(a)           Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s [Revolving Credit][Term Loan] Note is $             and the aggregate outstanding principal balance of the [Revolving Credit][Term] Loans made by it equals $            , and (iii) that it has forwarded to the Agent the [Revolving Credit][Term Loan] Note held by Assignor.  Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the continued existence, sufficiency or value of any assets of the Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower of any of its obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)           Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4.             Representations of Assignee.  Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement.  Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor and is not a Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to the Borrower and the Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth or unfunded commitments as of the date hereof of not less than $500,000,000.00 unless waived in writing by the Borrower and the Agent as required by the Credit Agreement.  Assignee agrees that the Borrower may rely on the representation contained in Section 4(h).

5.             Payments to Assignor.  In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $             representing the aggregate principal amount outstanding of the [Revolving Credit][Term] Loans owing to Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Interests.

6.             Payments by Assignor.  Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7.             Effectiveness.

(a)           The effective date for this Agreement shall be                 (the “Assignment Date”).  Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)           Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c)           Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)           All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.             Notices.  Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:   Same as above

Eurodollar Lending Office: Same as above

9.             Payment Instructions.  All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to the Agent.

10.          GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.          Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.          Amendments.  This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by the Agent.

13.          Successors.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title

ASSIGNOR:

By:
Title

RECEIPT ACKNOWLEDGED AND

ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title

CONSENTED TO BY:1

MONOGRAM RESIDENTIAL FACILITY I,
LLC, a Delaware limited liability company

By:
Name:
Title:

(SEAL)

1  Insert to extent required by Credit Agreement.

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of March 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of March 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of March 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of March 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT K

FORM OF WATERFALL CALCULATIONS

K-1

EXHIBIT L

FORM OF RESIDUAL DEVELOPER CERTIFICATE

KeyBank National Association, as Agent

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia  30328

Attention:  Tayven Hike

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 30, 2017 (as the same may hereafter be amended, the “Credit Agreement”) by and among Monogram Residential Facility I, LLC, a Delaware limited liability company (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.  The Borrower is furnishing to you this Residual Developer Certificate pursuant to §10.16 of the Credit Agreement.

The undersigned, the duly elected, qualified and acting                          of Borrower, does hereby certify, represent and warrant for and on behalf of the Borrower that the Schedule(s) attached to this Residual Developer Certificate accurately set forth, as of the date hereof, for each Unencumbered Pool Property included in the calculation of Unencumbered Pool Availability, the following:

(a)           Residual Developer Interests.

i.                  the Residual Developer Interests, if any, applicable to such Unencumbered Pool Property;

ii.               the legal names and jurisdictions of formation (as applicable) of each (A) Developer JV which is the subject the Residual Developer Interests, (B) the Developer which owns the Residual Developer Interests (including the common trade name of such Developer or its parent, if applicable) and the amount of the Residual Developer Interests held by each such Person, and (C) the Subsidiaries of Borrower which own the remaining Equity Interests of such Developer JV and the amount of such Equity Interests held by each such Subsidiary;

iii.            a description of the applicable joint venture agreement(s) and other Organizational Agreements evidencing the Residual Developer Interests, and any amendments or modifications thereof;

iv.           the approximate current value associated with the Residual Developer Interests (taking into account any “incentive” or “promotion” interest to which the

                        Person(s) holding such Residual Developer Interests may be entitled in connection with the sale or financial performance of such Unencumbered Pool Property or otherwise) determined in accordance with the terms of the Credit Agreement (and assuming a sale of such Unencumbered Pool Property as of the date hereof);

v.              the approximate current balance of any capital accounts maintained in accordance with the Organizational Agreements of the Developer JV, the amount of capital contributions which have been funded thereunder and whether there are any unfunded capital contributions required thereunder and, if so, the amount thereof and the party which is obligated to fund any such capital contribution;

vi.           the applicable restrictions or limitations, if any, on the Developer JV and any of its Subsidiaries (including, without limitation, the Unencumbered Pool Property Owner) pursuant to the joint venture agreements or other Organizational Agreements for such entity on the sale, pledge, hypothecation, transfer, mortgage or assignment of such Unencumbered Pool Property or any direct or indirect interest therein;

vii.        the applicable “Completion Date” of the improvements with respect to such Unencumbered Pool Property, as such term or variation thereof is used under the applicable Organizational Agreements governing the Developer JV; and

viii.     the Waterfall Calculations for such Developer JV.

The undersigned hereby further certifies, represents and warrants for and on behalf of the Borrower that Borrower or a Wholly-Owned Subsidiary of Borrower is the sole general partner of any Developer JV which directly or indirectly owns any Unencumbered Pool Property and no event has occurred which would (X) permit the removal of Borrower or such Wholly-Owned Subsidiary of Borrower as the sole general partner of any Developer JV, or (Y) cause Borrower or any Subsidiary of Borrower holding an interest in such Developer JV to lose any of its rights or privileges (whether as a general partner, limited partner or otherwise), in each case, under the applicable Organizational Agreements governing such Developer JV.

(b)          Put Options.

i.                  each Put Option currently in effect with respect to such Unencumbered Pool Property;

ii.               the legal name of the applicable joint venture entity to which each such Put Option applies;

iii.            the legal name for the holder(s) of each such Put Option;

iv.           a description of the applicable joint venture agreement(s) evidencing such Put Option;

v.              the option price for each such Put Option; and

vi.           each of the option periods and sale lockout periods, as applicable, with respect to each such Put Option pursuant to such joint venture agreement(s).

The undersigned hereby further certifies, represents and warrants for and on behalf of the Borrower that, (X) no person or entity has any right or option to acquire any Unencumbered Pool Property or any portion thereof or interest therein other than Borrower or a Wholly-Owned Subsidiary of Borrower pursuant to the Put Options described in the Schedule(s) attached to this Residual Developer Certificate, and (Y) except during the sale lockout periods described in the Schedule(s) attached to this Residual Developer Certificate, there are no restrictions or limitations on Borrower’s or the applicable Subsidiary’s ability to sell, pledge, transfer, hypothecate, mortgage or assign such Unencumbered Pool Property or any direct or indirect interest therein, and no consent or approval of any holder of such Put Option or any other Person is required in connection therewith.

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate this       day of            , 201  .

MONOGRAM RESIDENTIAL FACILITY I,
LLC, a Delaware limited liability company

By:
Name:
Title:

(SEAL)

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Term Loan Commitments

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 1200 Abernathy Road,N.E., Suite 1550 Atlanta, Georgia 30328 Attention: Tayven Hike Telephone: 770-510-2100 Facsimile: 770-510-2195	$21,650,000.00	21.6500000%

LIBOR Lending Office: Same as Above

JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor 19, IL1-0958 Chicago, IL 60603 Attention: Elizabeth R Johnson Telephone: 312-325-5008 Facsimile: 312-325-5174	$21,650,000.00	21.6500000%

LIBOR Lending Office: Same as Above

Compass Bank 15 South 20th Street, Suite 1504 Birmingham, AL 35233 Attention: Keely McGee Telephone: 205-297-5920 Facsimile: 205-297-3901	$21,650,000.00	21.6500000%

LIBOR Lending Office: Same as Above

1

Regions Bank 1717 McKinney Avenue Suite 15 Dallas Texas 75202 Attention: Michael Evans Telephone: 469 608 2788 Facsimile: 469 608 2842	$16,670,000.00	16.6700000%

LIBOR Lending Office: Same as Above

Cadence Bank, N.A. 2800 Post Oak Blvd. Suite 3800 Houston, TX 77056 Attention: Evans Gunn Telephone: 713-871-3937	$10,000,000.00	10.0000000%

LIBOR Lending Office: Same as Above

Comerica Bank 3551 Hamlin Rd MC 2390 Auburn Hills, MI 48326 Attention: Charles Weddell Telephone: 248-371-6283 Facsimile: 248-371-7920	$8,380,000.00	8.3800000%

LIBOR Lending Office: Same as Above

TOTAL	$100,000,000.00	100%

2

Revolving Credit Commitments

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 1200 Abernathy Road, N.E., Suite 1550 Atlanta, Georgia 30328 Attention: Tayven Hike Telephone: 770-510-2100 Facsimile: 770-510-2195	$43,350,000.00	21.6750000%

LIBOR Lending Office: Same as Above

JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor 19, IL1-0958 Chicago, IL 60603 Attention: Elizabeth R Johnson Telephone: 312-325-5008 Facsimile: 312-325-5174	$43,350,000.00	21.6750000%

LIBOR Lending Office: Same as Above

Compass Bank 15 South 20th Street, Suite 1504 Birmingham, AL 35233 Attention: Keely McGee Telephone: 205-297-5920 Facsimile: 205-297-3901	$43,350,000.00	21.6750000%

LIBOR Lending Office: Same as Above

Regions Bank 1717 McKinney Avenue Suite 15 Dallas Texas 75202 Attention: Michael Evans Telephone: 469 608 2788 Facsimile: 469 608 2842	$33,330,000.00	16.6650000%

LIBOR Lending Office:

3

Same as Above

Cadence Bank, N.A. 2800 Post Oak Blvd. Suite 3800 Houston, TX 77056 Attention: Evans Gunn Telephone: 713-871-3937	$20,000,000.00	10.00000000%

LIBOR Lending Office: Same as Above

Comerica Bank 3551 Hamlin Rd MC 2390 Auburn Hills, MI 48326 Attention: Charles Weddell Telephone: 248-371-6283 Facsimile: 248-371-7920	$16,620,000.00	8.3100000%

LIBOR Lending Office: Same as Above

TOTAL	$200,000,000.00	100%

4

Total Commitments

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 1200 Abernathy Road, N.E., Suite 1550 Atlanta, Georgia 30328 Attention: Tayven Hike Telephone: 770-510-2100 Facsimile: 770-510-2195	$65,000,000.00	21.666666667%

LIBOR Lending Office: Same as Above

JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor 19, IL1-0958 Chicago, IL 60603 Attention: Elizabeth R Johnson Telephone: 312-325-5008 Facsimile: 312-325-5174	$65,000,000.00	21.666666667%

LIBOR Lending Office: Same as Above

Compass Bank 15 South 20th Street, Suite 1504 Birmingham, AL 35233 Attention: Keely McGee Telephone: 205-297-5920 Facsimile: 205-297-3901	$65,000,000.00	21.666666667%

LIBOR Lending Office: Same as Above

Regions Bank 1717 McKinney Avenue Suite 15 Dallas Texas 75202 Attention: Michael Evans Telephone: 469 608 2788 Facsimile: 469 608 2842	$50,000,000.00	16.666666667%

LIBOR Lending Office:

5

Same as Above

Cadence Bank, N.A. 2800 Post Oak Blvd. Suite 3800 Houston, TX 77056 Attention: Evans Gunn Telephone: 713-871-3937	$30,000,000.00	10.000000000%

LIBOR Lending Office: Same as Above

Comerica Bank 3551 Hamlin Rd MC 2390 Auburn Hills, MI 48326 Attention: Charles Weddell Telephone: 248-371-6283 Facsimile: 248-371-7920	$25,000,000.00	8.333333333%

LIBOR Lending Office: Same as Above

TOTAL	$300,000,000.00	100%*

*Percentage may not add up to 100% due to rounding.

6

SCHEDULE 1.3

INITIAL UNENCUMBERED POOL PROPERTIES

MONOGRAM RESIDENTIAL WEST UNIVERSITY PROJECT OWNER, LP (Allusion)

3810 Law Street, Houston, TX  77005

MONOGRAM RESIDENTIAL BRICKELL PROJECT OWNER, LLC (SoMA)

145 SW 13th Street, Miami, FL  33130

MONOGRAM RESIDENTIAL DELRAY, LLC (Franklin Delray)

320 Franklin Club Dr., Delray Beach, FL  33483

MONOGRAM RESIDENTIAL FAIRMOUNT PROJECT OWNER, LP (4110 Fairmount)

4110 Fairmount St., Dallas, TX  75219

MONOGRAM RESIDENTIAL MUSEUM DISTRICT PROJECT OWNER, LP (Muse)

1301 Richmond Ave, Houston, TX  77006

MONOGRAM RESIDENTIAL 21 LAWRENCE PROJECT OWNER, LLC (Point 21)

2131 Lawrence, Denver, CO  80205

MONOGRAM RESIDENTIAL RIO PROJECT OWNER, LP (Seven)

615 West 7th Street, Austin, TX  78701

1